Exhibit 10.98
EXECUTION VERSION
SHARE PURCHASE AGREEMENT
AMONG
ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED,
THE SELLING SHAREHOLDERS HERETO
and
FOCUS MEDIA HOLDING LIMITED
dated as of
February 28, 2007

SECTION 3.28. No State Assets	36
SECTION 3.29. Brokers	36

ARTICLE III.A	37

SECTION 3A.1. Due Organization, Good Standing and Power	37
SECTION 3A.1. Due Organization, Good Standing and Power	37
SECTION 3A.2. Authorization, Enforceability	37
SECTION 3A.2. Authorization, Enforceability	37
SECTION 3A.3. Ownership and Transfer of Shares	37
SECTION 3A.4. No Approvals or Conflicts	38
SECTION 3A.4. No Approvals or Conflicts	38
SECTION 3A.5. Brokerage	38
SECTION 3A.5. Brokerage	38
SECTION 3A.6. Investment	39
SECTION 3A.7. No Public Market	39
SECTION 3A.8. Accredited Investor; Foreign Investor	39
SECTION 3A.9. No Other Representations and Warranties	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	40

SECTION 4.1. Organization	40
SECTION 4.2. Authorization, Enforceability	40
SECTION 4.3. No Approvals or Conflicts	40
SECTION 4.4. Litigation	41
SECTION 4.5. Outstanding Share Capital	41
SECTION 4.6. Validity of Share Consideration	41
SECTION 4.7. SEC Filings	42
SECTION 4.8. Absence of Certain Changes	42
SECTION 4.9. Consent to Creation of Registration Rights	43
SECTION 4.10. No Other Representations or Warranties	43

ARTICLE V COVENANTS AND AGREEMENTS	43

SECTION 5.1. Conduct of Business Prior to First Closing	43
SECTION 5.2. Filings and Consents	46
SECTION 5.3. Tax Matters; Cooperation; Preparation of Returns; Tax Elections	47
SECTION 5.4. Tax Indemnity	48
SECTION 5.5. Employees; Benefit Plans	49
SECTION 5.6. Related Party Accounts	49
SECTION 5.7. Obligations of the Group Companies	49
SECTION 5.8. Non-Violation	49
SECTION 5.9. Confidentiality	50
SECTION 5.10. Employment Agreements	50
SECTION 5.11. Further Actions	51
SECTION 5.12. Sellers’ Representative	51
SECTION 5.13. Management Independence; Group Companies Operation	52

v

Schedules

Schedule 1.1	Selling Shareholders
Schedule 2.2	Allocation Schedule Preparation Conventions
Schedule 3.1(b)(1)	Company Liabilities
Schedule 3.1(b)(2)	Company Contracts
Schedule 3.3	Outstanding Share Capital of the Company
Schedule 3.4	Group Companies Information
Schedule 3.5	Corporate Records
Schedule 3.6(a)	Financial Information
Schedule 3.6(b)	Latest Draft of Registration Statement on F-1
Schedule 3.6(f)	Schedule of Outstanding Obligations
Schedule 3.7(a)	Company and Management Conflicts and necessary approvals
Schedule 3.7(b)	SAFE Registrants
Schedule 3.10	Litigation
Schedule 3.11	Disclosure against representations and warranties regarding absence of certain changes with respect to the Business
Schedule 3.12	Tax matters of the Group Companies and the Subsidiaries
Schedule 3.14	Labor relations and Employee benefits
Schedule 3.15	Related Party Loans
Schedule 3.17	Group Company Share Option and Benefit Plans and Information
Schedule 3.19(a)	Material Contracts
Schedule 3.19(c)	Material Contract Issues
Schedule 3.20	Related Party Transactions
Schedule 3.21(a)	Acquisitions
Schedule 3.22	Structure Agreements
Schedule 3.25	Insurance
Schedule 3.27	Real property and Land Use Rights
Schedule 3.29	Broker Activities
Schedule 3A.4	Non-Management Approvals and Conflicts
Schedule 5.1	Conduct of the Business
Schedule 5.5	Related Party Accounts
Schedule 5.14	Overhead Expenses
Schedule 5.21	Earnout Allocation Schedule
Schedule 7.2	Consents, waivers and approvals
Schedule 7.7	Control Agreements

Exhibits

Exhibit A	Form of Lock-up Agreement
Exhibit B	Form of Key Company Employee Employment Agreements
Exhibit C	Form of General Employment Agreements
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Buyer Cayman Islands Counsel Opinion
Exhibit F	Form of Seller PRC Counsel Opinion
Exhibit G	Form of Seller Cayman Islands Counsel Opinion

SHARE PURCHASE AGREEMENT
          This SHARE PURCHASE AGREEMENT, dated as of February 28, 2007, among ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED, an exempted company limited by shares under the laws of the Cayman Islands (“Allyes” or the “Company”), holders of outstanding share capital of the Company set forth on Schedule 1.1 hereto (the “Selling Shareholders”), and FOCUS MEDIA HOLDING LIMITED, a company organized under the laws of the Cayman Islands (“Focus Media” or the “Buyer”).
          WHEREAS, the Selling Shareholders on Schedule 1.1 as of the date of this Agreement own approximately 79.2% of all issued and outstanding share capital of the Company on a fully-diluted and as-converted basis;
          WHEREAS, on or prior to the First Closing Date, holders of the Company’s issued and outstanding options and warrants as of the date of this Agreement will cancel and waive their rights under their respective option and warrant agreements pursuant to a cancellation and waiver of rights agreement (the “Cancellation and Waiver of Rights Agreement”);
          WHEREAS, the Selling Shareholders on Schedule 1.1 will, as of the First Closing Date, own all issued and outstanding ordinary shares, preferred shares and other equity interests of the Company, including without limitation, any options and warrants and convertible bonds convertible into ordinary shares of the Company (the “Shares”), representing 100% of the total issued and outstanding share capital of the Company at the First Closing;
          WHEREAS, the Company conducts the Business (as defined below) through the Group Companies (as defined below);
          WHEREAS, Selling Shareholders desire to sell, and Buyer desires to purchase, the Shares, upon the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
          “2007 Audited Annual Net Income” means the Company’s audited net income after tax as defined under U.S. GAAP and calculated on a true stand-alone basis for the twelve-month period starting from the first day of the first full month immediately following the First Closing Date and ending twelve months thereafter as set forth in the 2007 Audited Financial Statements, plus the sum of all amounts deducted in arriving at such audited net income to make provisions for any goodwill impairment or additional amortization or depreciation as a result of or in connection with the transactions contemplated hereby or in the Ancillary Documents, any stock-based compensation related charges or expenses and any auditing or accounting fees and expenses in excess of US$100,000 charged to the Company for the period covered by the 2007 Audited Financial Statements, including without duplication auditing and accounting related fees and expenses charged to the Company that are incurred in connection with the preparation of any annual or interim consolidated financial statements of Buyer during the period covered by the 2007 Audited Financial Statements.
          “2007 Audited Financial Statements” means the audited financial statements of the Company and its consolidated entities for the twelve-month period starting from the first day of the first full month immediately following the First Closing Date and ending twelve months thereafter, prepared in accordance with U.S. GAAP.
          “ADSs” means the American depositary shares of Buyer as listed on the Nasdaq Global Market.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Affiliated Company” means any Group Company and its Affiliates in respect of which a majority of the equity is not directly held but controlled by the Company, provided, for the avoidance of doubt, Oak and IDG shall not constitute Affiliated Companies.
          “Aggregate Consideration” means the sum of (a) the Initial Cash Consideration, (b) the Initial Share Value Amount and (c) the Remaining Consideration.
          “Agreement” means this Share Purchase Agreement among the parties hereto, as amended, modified or supplemented from time to time.
          “Ancillary Documents” means all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the First Closing in connection with this Agreement or the transactions contemplated hereby.
          “Business” means Internet marketing agency services, Internet advertising serving technologies and performance-based advertising serving services of the Group Companies, as currently operated or proposed to be operated.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Beijing, PRC, Hong Kong S.A.R., or New York City, U.S.A.
          “Cause” means:
(i)	an employee’s gross negligence in the performance of his or her duties to the Group Companies;

(ii)	an employee’s misappropriation of assets of, or embezzlement from, the Group Companies;

(iii)	willful breach by an employee of such employee’s material obligations under the relevant employment agreement entered into by the employee;

(iv)	a material breach by the employee of this Agreement or any Employment Agreement to which the employee is party, which breach is not cured within ten (10) days after delivery of written notice thereof to the employee; or

(v)	fraud, malfeasance, willful violation of Buyer’s Code of Ethics or other written policies.
          “Change in Control” means an event where any Person or Persons other than Buyer or its current Affiliates is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all FM Ordinary Shares then outstanding and normally entitled to vote in the election of directors without regard to the occurrence of any contingency (the “Voting Shares”). For the purposes of this definition, a Person shall be deemed to beneficially own any Voting Shares of an entity held by any other entity (the “Intermediary Entity”), if such Person is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Voting Shares of the Intermediary Entity.
          “Closing” means either the First Closing or the Earnout Closing.
          “Closing Date” means either the First Closing Date or the Earnout Closing Date.
          “Competing Business” means (i) any business or activity which is involved in the sale or placement of advertising on or by means of (A) flat-panel television displays deployed in elevators, elevator lobbies, any retail stores including convenience stores, super markets or hyper markets, (B) frames deployed in elevators, elevator lobbies, any retail stores including convenience stores, super markets or hyper markets, (C) mobile phones and other streaming media devices, (D) light emitting diode displays deployed in out-of-home markets or (E) movie theatre screens, or (ii) the Business; excluding any Excluded Business.
          “Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied, including without limitation, the Structure Agreements.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

          “Earnout Closing Allocation Schedule” means a schedule setting forth the allocation of the Remaining Consideration among the Selling Shareholders on the Earnout Closing Date.
          “Employment Agreements” means, collectively, the Key Company Employee Employment Agreements and the General Employment Agreements.
          “Encumbrance” means any security interest, pledge, mortgage, lien, charge, limitation, condition, equitable interest, option, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, receipt of income or exercise of any other attribute of ownership. For the avoidance of doubt, software licenses entered into in the ordinary course of business shall not constitute Encumbrances.
          “Environmental Claim” means any written notice, claim, demand, action, suit, complaint, or proceeding by any person alleging liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) under any Environmental Laws.
          “Environmental Laws” means all Laws in effect at the date of this Agreement relating to protection of the environment.
          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Excluded Business” means any business other than that specifically constituting a Competing Business and shall also include any business conducted on or through the Internet (including any web site or portal) provided that in the case of any Person restricted from engaging in a Competing Business, such person shall not perform or supervise the performance of functions equivalent to those constituting a Competing Business.
          “FM Ordinary Shares” means the ordinary shares, US$0.00005 par value per share, of Focus Media.
          “FMCN Share Price” means US$7.762 per FM Ordinary Share.
          “Financing Lease” means (i) any lease of property, real or personal, the obligations under which are capitalized on the balance sheet of the Company and (ii) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with U.S. GAAP, be capitalized on a balance sheet of the Company.
          “First Closing Allocation Schedule” means a schedule setting forth the allocation of the Initial Cash Consideration and the Initial Share Consideration among the Selling Shareholders on the First Closing Date.
          “Government Official” means any official, director, politician, employee or other similar Persons with a position at a Governmental Authority.

          “Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, municipal, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Governmental Order” means any order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Group Companies” means the Company, the Subsidiaries, the Affiliated Companies and any Person that is not a natural person and that is controlled by a Group Company.
          “Hazardous Materials” means all materials defined as “hazardous substances” or “hazardous wastes,” toxic, pollutant, contaminant or words of similar meaning or effect, or any other term of similar import under any Environmental Law, including petroleum, asbestos, and polychlorinated biphenyls.
          “IDG” means IDG Technology Venture Investments, LP, IDG-Accel China Growth Fund-A L.P., IDG-Accel China Growth Fund L.P. and IDG-Accel China Investors L.P.
          “Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable as obligor, (ii) indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a primary liability of such Person, (iii) obligations of such Person under Financing Leases, (iv) the face amount of all letters of credit issued for the account of such person and, without duplication, the unreimbursed amount of all drafts drawn thereunder and (v) obligations (in the nature of principal or interest) of such Person in respect of acceptances or similar obligations issued or created for the account of such Person.
          “Intellectual Property” means all rights under patent, copyright, trademark or trade secret Law or any other statutory provision or common law doctrine, including design rights.
          “Judgments” means any and all judgments, orders, writs, directives, rulings, decisions, injunctions (preliminary or permanent), decrees, assessments, settlement agreements or awards of any Governmental Authority or arbitrator.
          “Key Company Employees” means David Zhu, Wang Jiangang, Yang Jiongwei and Yao Xiaojie.
          “Key Management Dismissal Event” means the dismissal of any of the Key Company Employees by Buyer, directly or indirectly, without Cause.
          “Knowledge of Buyer” means the actual knowledge of the individuals set forth on Schedule 1.1(a).
          “Knowledge of Management Shareholders” means the actual knowledge of the individuals set forth on Schedule 1.1(b).

          “Law” means any statute, code, law, ordinance, regulation or rule or other legally binding requirement of any Governmental Authority.
          “Legal Requirements” means any and all applicable (i) federal, territorial, state, municipal, local and foreign laws, ordinances and regulations, (ii) codes, standards, rules, regulations, requirements, orders, interpretations and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations, or by any Self-Regulatory Organization and (iii) Judgments.
          “Lock-up Agreement” means the Lock-up Agreement in the form set forth in Exhibit B hereto, setting forth the terms and conditions concerning the restriction of any sale, transfer or encumbrance of FM Ordinary Shares issued as part of the Initial Share Consideration.
          “Management Shareholders” means the individuals set forth on Schedule 1.1(c) and the entities controlled by them (including Techware Holding Company Ltd., Sea Dragon Holding Company Ltd., Premacy Co., Ltd., KingHill International Holding Co., Ltd., Latitude Holdings Group Limited).
          “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be or would reasonably be expected to be materially adverse (i) to the business, assets, condition (financial or otherwise), operating results, or operations of such entity and its subsidiaries and affiliated entities, taken as a whole, except (a) effects or changes (including general economic and political conditions) that do not have a materially disproportionate effect (relative to other industry participants) on such entity and generally affect the industry in which such entity operates; (b) effects or changes relating to loss of employees, suppliers, vendors, agents, customers or other business partners (including web sites and portals) resulting primarily from the announcement or pendency of the transactions contemplated by this Agreement; and (c) any change or effect that results from any action taken at the request of Buyer or as required by the terms of this Agreement or the Ancillary Documents by the Company or the Selling Shareholders or (ii) to the ability of the Buyer or any of the Selling Shareholders, as applicable, to timely consummate the transactions contemplated by this Agreement or by any of the Ancillary Documents.
          “Non-Management Shareholders” means Seller Shareholders which are not Management Shareholders.
          “Oak” means Oak Investment Partners XI, Limited Partnership, a Delaware limited partnership.
          “Permitted Encumbrances” means (i) Encumbrances for Taxes not yet payable or being contested in good faith, (ii) Encumbrances in respect of property or assets imposed by Law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens, (iii) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations and (iv) survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property.

          “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity.
          “PRC” means the People’s Republic of China.
          “Prospective Event of Change in Control” means any potential event, including any transaction of which Buyer is aware, and which Buyer considers reasonably likely to result in a Change in Control in thirty (30) calendar days or less.
          “PRC Opco” means New Allyes Information Technology (Shanghai) Co., Ltd.
          “Related Party” means an Affiliate of the Company, any Selling Shareholder or an Affiliate of a Selling Shareholder.
          “Release” has the meaning provided in 42 U.S.C. Section 9601(22).
          “Required Majority” means the vote or consent of the holders of at least (i) 100% of Allyes’s Preferred Shares as of the date hereof and (ii) 75% of Allyes’s outstanding common shares (voting as separate class).
          “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Self-Regulatory Organization” means any U.S. or foreign securities or commodities exchange, association, clearing agency or similar organization of which the relevant party is a member or that otherwise has jurisdiction over the activities of such party.
          “Structure Agreements” means, collectively, the agreements, contracts and instruments, a list of which is attached hereto as Schedule 3.20, which enable the Company to control and consolidate with its financial statements each Affiliated Company.
          “Subsidiaries” means any and all corporations, partnerships, limited liability companies and other entities with respect to which the Company, directly or indirectly, owns more than 50% of the securities having the power to elect members of the board of directors or similar body governing the affairs of such entity.
          “subsidiaries” means, with respect to any Person, any other Person 50% or more of the voting equity of which is owned, directly or indirectly, by such first Person.
          “Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of the same or similar nature, together with any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority in accordance with applicable Law.

          “Tax Return” means any return, report or statement required by applicable Law to be filed by any Group Company with any Taxing Authority, showing Taxes or used to pay Taxes, including any schedules or attachments thereto or amendment thereof.
          “Taxing Authority” means, with respect to any Tax, the government entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
          “U.S. GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.
          “Value” in respect of the Aggregate Consideration means, subject to the provisions of Section 9.4 hereof, in the case of cash consideration, the cash value of the Initial Cash Consideration, and, in the case of consideration payable in FM Ordinary Shares, the cash value of such Ordinary Shares calculated based on the FMCN Share Price.
          SECTION 1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Registration Rights Agreement	4.9
Balance Sheet	3.6(a)
Balance Sheet Date	3.6(a)
Buyer	Preamble
Buyer Indemnified Persons	9.1(a)
Buyer Options	2.2(c)
Buyer SEC Documents	4.7(a)
Cash Consideration	2.2(a)(i)
Confidential Information	5.9
Contributing Shareholder	9.3
Currently Realizable	9.1(e)
Earnout Closing	2.4(a)
Earnout Closing Date	2.4(a)
Financial Statements	3.6(a)
First Closing	2.3(a)
First Closing Date	2.3(a)
Key Company Employee Employment Agreements	5.10(a)
General Employment Agreements	5.10(b)
Income Taxes	5.6(a)
Indemnifying Party	9.1(e)
Indemnity Claim	9.1(d)
Indemnity Period	9.1(a)(i)
Initial Cash Consideration	2.2(a)((i)
Initial Share Value Amount	2.2(a)(ii)
Initial Share Consideration	2.2(a)(ii)
Intellectual Property	3.14
Land Use Rights	3.25(b)

Term	Section
Losses	9.1(a)(i)
Material	10.3
Material Contracts	3.18(a)
Other Company Employees	5.10(b)
Other Taxes	5.4
Related Party Accounts	5.8
Remaining Consideration	2.2(b)
Remaining Share Consideration	2.2(b)
Remaining Share Value Amount	2.2(b)
SAFE	3.7(b)
Schedule of Outstanding Obligations	3.6(f)
SEC	3.6(b)
Seller Indemnified Persons	9.1(b)
Selling Shareholders	Preamble
Sellers Representative	5.12
Shares	Recitals
Straddle Period	5.3(b)
Tax Benefit	9.1(d)
          SECTION 1.3. Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
ARTICLE II
PURCHASE AND SALE OF SHARES
          SECTION 2.1. Transfers by the Selling Shareholders and Buyer. (a) Subject to the terms and conditions set forth in this Agreement, (i) on the First Closing Date (as defined below), each of the Selling Shareholders shall sell, assign and transfer to Buyer, all of such Selling Shareholder’s right, title and interest in and to the Shares owned by such Selling Shareholder (as set forth opposite their respective names in Schedule 1.1 hereto) free and clear of all Encumbrances and (ii) on the First Closing Date (as defined below), Buyer shall pay the Initial Cash Consideration to the Selling Shareholders, and provide evidence to the Sellers’ Representative that Buyer has irrevocably instructed the issue and transfer to the Selling Shareholders all of Buyer’s right, title and interest in and to the Initial Share Consideration, free and clear of all Encumbrances (other than pursuant to the terms of the Lock-up Agreements), as set forth opposite their respective names in the First Closing Allocation Schedule. The purchase and sale of the Shares pursuant to this Agreement shall be effective as of the close of business on the First Closing Date.
          (b) On the Earnout Closing Date (as defined below) and subject to the terms and conditions set forth in this Agreement, Buyer shall issue and transfer to the Selling Shareholders all of Buyer’s right, title and interest in and to the Remaining Share Consideration (if any), free and clear of all Encumbrances, as set forth opposite their respective names in the Earnout Closing Allocation Schedule to be delivered by the Sellers’ Representative to the Buyer.
          SECTION 2.2. Consideration. The Aggregate Consideration shall be paid as follows:
               (a) Subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in the Ancillary Documents and in consideration of the sale, assignment and transfer of the Shares, the Buyer shall on the First Closing Date:
(i)	pay to the Selling Shareholders as set forth opposite their respective names in the First Closing Allocation Schedule a total amount equal to US$70,000,000 in cash (such amount, the “Initial Cash Consideration”); and

(ii)	provide evidence to the Sellers’ Representative that Buyer has irrevocably instructed the issue to the Selling Shareholders as set forth opposite their respective names in the First Closing Allocation Schedule an aggregate 19,969,080 FM Ordinary Shares (such aggregate number of FM Ordinary Shares issued, the “Initial Share Consideration”), which represents the quotient of US$155,000,000 (the “Initial Share Value Amount”) divided by the FMCN Share Price. The Sellers’ Representative shall deliver the First Closing Allocation Schedule to the Buyer on or immediately prior to the First Closing Date.
               (b) Buyer shall within five (5) Business Days following the date on which the 2007 Audited Financial Statements are delivered to Buyer to its reasonable satisfaction, if the 2007 Audited Annual Net Income is greater than US$9,000,000, issue to the Selling Shareholders additional consideration equal to the difference between (i) 25 times the 2007 Audited Annual Net Income less (ii) US$225,000,000 (such difference, the “Remaining Consideration”); provided that the Remaining Consideration shall in no event exceed US$75,000,000 or be less than US$0.00. The Remaining Consideration shall be paid by delivery of a number of FM Ordinary Shares equal to the Remaining Consideration divided by (y) the FMCN Share Price (such aggregate number of FM Ordinary Shares issued, the “Remaining Share Consideration”). The Remaining Share Consideration (if any) shall be issued, to the Selling Shareholders as set forth opposite their respective names in the Earnout Closing Allocation Schedule to be delivered by the Sellers’ Representative to the Buyer five (5) Business Days before the Earnout Closing Date.
               (c) The Company, the Selling Shareholders, holders of warrants to purchase ordinary shares of the Company set forth on Schedule 3.3 of this Agreement and holders of options to purchase a total of 36,002,315 ordinary shares of the Company agree that the First Closing Allocation Schedule and the Earnout Closing Allocation Schedule shall be prepared based on the principles set forth in the Allocation Schedule Preparation Conventions attached hereto as Schedule 2.2..
          SECTION 2.3. First Closing.
               (a) Subject to the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by Section 2.1(a) of this Agreement (the “First Closing”) shall take place on March 28, 2007 at the offices of Simpson Thacher & Bartlett LLP in Hong Kong SAR, China, with an effective closing date for accounting purposes of March 31, 2007 (or at such other place and on such other day and effective date as mutually agreed to by the parties hereto, the “First Closing Date”) as specified by Buyer in a notice to the Selling Shareholders duly signed and delivered by Buyer as promptly as practicable but in any event within five (5) Business Days following the date of the satisfaction or waiver of all of the conditions set forth in Articles VI and VII hereof.
               (b) The Sellers’ Representative shall deliver the First Closing Allocation Schedule to the Buyer on or prior to the First Closing Date.
               (c) At or prior to the First Closing, each of the Selling Shareholders shall deliver to Buyer the following:
(i)	all necessary documents, duly executed where so required, to enable title in all the Shares owned by such Selling Shareholder to pass fully and effectively into the name of Buyer;

(ii)	share certificates (or local legal equivalent) evidencing the Shares to be sold by such Selling Shareholder duly endorsed in blank, or accompanied by stock powers duly executed in blank and with any required stock transfer tax stamps affixed;

(iii)	all other previously undelivered documents required by this Agreement and the Ancillary Documents to be delivered by such Selling Shareholder to Buyer at or prior to the First Closing Date in connection with the transactions contemplated hereby and thereby; and

(iv)	in respect of each Group Company, the certificates of incorporation, common seal (if it exists), share register and share certificate book (with any unissued share certificates) and all minute books and other statutory books or such equivalent items in the relevant jurisdiction as are kept by the relevant Group Company or are required by the Law of the jurisdiction where such Group Company is incorporated to be kept by such Group Company.
               (d) At the First Closing, Buyer shall deliver to the Sellers’ Representative for the benefit of the Selling Shareholders (i) the Initial Cash Consideration and (ii) evidence that Buyer has irrevocably instructed the transfer to the Selling Shareholders and registration in the name of the Selling Shareholders in respect of the Initial Share Consideration as set forth opposite their respective names in the First Closing Allocation Schedule, and, as soon as reasonably possible following the First Closing, to provide to the Seller’s Representative true copies of the register of member of Buyer reflecting such transfer and register.
          SECTION 2.4. The Earnout Closing.
               (a) Subject to the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by Section 2.1(b) of this Agreement (the “Earnout Closing”) shall take place at the place and on the date (the “Earnout Closing Date”) as specified by Buyer in a notice to the Selling Shareholders duly signed and delivered by Buyer as promptly as practicable but in any event within five (5) Business Days following the delivery of the 2007 Audited Financial Statements to Buyer.
               (b) Upon the occurrence of a Prospective Event of Change in Control after the First Closing Date and before the Earnout Closing Date, Buyer shall notify the Sellers’ Representative within three (3) Business Days of the occurrence of such Prospective Event of Change in Control, and the Earnout Closing shall take place on an accelerated basis. Notwithstanding otherwise provided in this Agreement, (i) the Earnout Closing shall take place immediately prior to the closing of such Prospective Event of Change in Control and (ii) the Remaining Share Consideration shall be an aggregate of 9,662,458 FM Ordinary Shares equal to the quotient of (x) US$75,000,000 divided by (y) the FMCN Share Price.
               (c) Upon the occurrence of a Key Management Dismissal Event after the First Closing Date and before the Earnout Closing Date, the Earnout Closing shall take place on an accelerated basis. Notwithstanding any other provision of this Agreement to the contrary, (i) the Earnout Closing shall take place within seven (7) Business Days of the occurrence of the Key Management Dismissal Event and (ii) the Remaining Share Consideration shall be an aggregate of 9,662,458 FM Ordinary Shares equal to the quotient of (x) US$75,000,000 divided by (y) the FMCN Share Price.
               (d) The Sellers’ Representative shall deliver the Earnout Closing Allocation Schedule to the Buyer no later than five (5) Business Days prior to the Earnout Closing Date.
               (e) At or prior to the Earnout Closing, Buyer shall deliver to the Sellers’ Representative for the benefit of the Selling Shareholders true copies of the register of members of Buyer indicating the transfer to the Selling Shareholders and registration in the name of the Selling Shareholders in respect of the Remaining Share Consideration, if any, as set forth opposite their respective names in the Earnout Closing Allocation Schedule.
          SECTION 2.5. Share Splits and Other Similar Events. Any number of shares to be delivered pursuant to or price per share referenced in this Article II shall be equitably adjusted in the event of any stock split, stock dividend, recapitalization or reorganization after the date hereof (for the avoidance of doubt no adjustment shall be made to account for additional issuances of shares by Buyer in connection with any capital raising transaction or acquisitions by Buyer).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT SHAREHOLDERS
          The Management Shareholders, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof and as of the First Closing Date (except as otherwise provided and except that the portions of the representations and warranties in Sections 3.2, 3.3 and 3.7 that relate solely to particular Management Shareholders are given severally and not jointly by the relevant Management Shareholders), that each of the following representations and warranties including those as otherwise qualified or excepted as set forth in the Schedules attached hereto is true and correct.
          SECTION 3.1. Due Organization, Good Standing and Power.
               (a) The Company is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands. The Company (i) has the requisite power and authority (corporate and other) to own, lease and operate its assets and to conduct the business now being conducted by it and (ii) is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except in the case of clause (ii) for such failure as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has all requisite power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder.
               (b) The Company is a holding company and has no business activities other than its 100% ownership of Allyes (China) Holding Company Limited, which is the 100% registered owner of PRC Opco. Except as set forth on Schedule 3.1(b)(1), the Company has no Liabilities or obligations and is not party to any Contract, other than (i) this Agreement, the Ancillary Documents to which it is a party and such Contracts as are described in Schedule 3.1(b)(2), and (ii) any Liabilities or obligations relating solely to the transactions contemplated by this Agreement, by the Ancillary Documents or the Contracts described in Schedule 3.1(b)(2).
          SECTION 3.2. Authorization, Enforceability. Each of the Management Shareholders that is not a natural person has been duly organized, is validly existing, and is in good standing in its jurisdiction of organization. Each of the Management Shareholders that is not natural person is in good standing in its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by each of the Management Shareholders and the performance by each of them of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of each such party. Each of this Agreement and the Ancillary Documents to which it is a party has been duly executed and delivered by each of the Management Shareholders and, assuming due authorization, execution and delivery by the other party/parties thereto, constitutes a valid and binding agreement of each of the Management Shareholders, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) and subject to the effect of public policy on the enforceability of the indemnification provisions set forth in the Registration Rights Agreement.
          SECTION 3.3. Capitalization; Ownership and Transfer of Shares; Valid Issuance.
               (a) Schedule 3.3 hereto sets forth all outstanding ordinary shares, preferred shares and other equity interests of the Company, including without limitation, any options and warrants and convertible bonds convertible into ordinary shares of the Company, representing 100% of the Company’s share capital. All of the Shares were duly authorized for issuance and are validly issued, fully paid (except as otherwise set forth in Schedule 3.3(a)) and non-assessable.
               (b) Such Management Shareholder or the entity identified with such Management Shareholder on Schedule 1.1(c) is the only record and beneficial owner of the Shares set forth opposite its name in Schedule 3.3 and has good and marketable title to such Shares, free and clear of any and all Encumbrances. Such Management Shareholder that is not an individual has the corporate or other applicable organizational power and authority to sell, transfer, assign and deliver such Shares owned by it as provided in this Agreement free and clear of any and all Encumbrances.
               (c) As of the date of this Agreement, the Selling Shareholders set forth on Schedule 1.1 own approximately 79.2%, and as of the First Closing Date will own 100%, of all issued and outstanding share capital of the Company on a fully-diluted and as-converted basis.
          SECTION 3.4. Group Companies.
          (a) Schedule 3.4 sets forth for each of the Group Companies (other than the Company) (i) its jurisdiction of incorporation, formation or organization, as applicable, and (ii) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder, in each case representing 100% of such Group Company’s equity capital. Each of the Group Companies (other than the Company) is duly incorporated or formed, as applicable, validly existing and, in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, has the requisite corporate or similar power and authority (corporate and other) to own, lease and operate its assets and to carry on its business now being conducted by it, and is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except for such failure as would not reasonably be expected to have a Material Adverse Effect on the Group Companies. All the issued and outstanding shares of capital stock or other equity interests of such Group Companies are owned of record, free and clear of any Encumbrances except as set forth in Schedule 3.4. All of such issued and outstanding shares of the Group Companies (other than the Company) have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth on Schedule 3.4, there is no existing option, warrant, call, right, commitment or other agreement of any character to which such Group Company is a party requiring, and there are no securities of any such Group Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer or repurchase or redemption or otherwise acquisition of any additional shares of capital stock, issued or unissued, or other equity securities of such Group Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of such Group Company or relating to dividends or voting rights. Except as set forth on Schedule 3.4, none of the Group Companies is a party to any voting trust, other voting agreement or Contract with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of any of the Group Companies (other than the Company).
               (b) No shares of capital stock or other equity or ownership interests of any Group Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or comparable organizational documents of any Group Company or any Contract to which the Group Company is a party or by which the Group Company is bound.
          SECTION 3.5. Corporate Records. The Company has made available to Buyer true, correct and complete copies of the certificates of incorporation, by-laws or comparable organizational documents and business licenses of each Group Company. Such certificates of incorporation, by-laws, or comparable organizational documents and business licenses are in full force and effect. None of the Group Companies is in violation of any of the provisions of its certificate of incorporation, bylaws or comparable organizational documents. The transfer books and minute books of each Group Company that have been made available for inspection by Buyer prior to the date hereof are true and complete.
          SECTION 3.6. Financial Statements.
               (a) Attached hereto as Schedule 3.6(a) are copies of the (i) unaudited combined financial statements of the Company and the Group Companies (and the notes and schedules thereto) as of and for the years ended December 31, 2004 and 2005 and (ii) unaudited combined financial statements of the Company and the Group Companies for the six months ended June 30, 2006. Such financial statements are collectively referred to herein as the “Financial Statements.” The Financial Statements (i) are true, correct and complete and have been prepared in accordance with the books and records of the Company and the Group Companies, (ii) have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods indicated therein, and (iii) fairly present, in all material respects, the financial condition and results of operations and cash flows of the business as of the Company and the Group Companies, as of and for the periods to which they relate, subject to normal adjustments in connection with audit, which will not be material in amount or significance in the aggregate. For the purposes hereof, the unaudited consolidated balance sheet of the Business, which is included in the Financial Statements, as of June 30, 2006, is referred to as the “Balance Sheet” and June 30, 2006 is referred to as the “Balance Sheet Date”. The books of account and financial records of each Group Company are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. None of the Group Companies has made any material changes in its accounting methods or practices since the Balance Sheet Date.

               (b) Attached hereto as Schedule 3.6(b) are copies of the latest draft of the Registration Statement on Form F-1.
               (c) Since the Balance Sheet Date, there has been no event the occurrence of which had a Material Adverse Effect on the Company or would reasonably be expected to have a Material Adverse Effect on the Company.
               (d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences; and (v) each of the Group Companies has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of financial statements in accordance with U.S. GAAP.
               (e) The Group Companies have no liabilities of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected in, or disclosed in the notes to, financial statements prepared in accordance with U.S. GAAP, other than liabilities and obligations (i) reflected or reserved against the Balance Sheet or disclosed in the notes thereto, (ii) disclosed on Schedule 3.6(a) or (iii) in excess of US$25,000 individually or US$250,000 in the aggregate not disclosed pursuant to clause (i) or (ii).
               (f) As of the First Closing Date, the aggregate cash balances of the Company will exceed the aggregate amount of all Indebtedness of the Company on a consolidated basis.
               (g) None of the Group Companies is engaged in any trading activities involving commodity contracts or other trading contracts which are not currently traded on a securities or commodities exchange and for which the market value cannot be determined.
          SECTION 3.7. No Approvals or Conflicts.
               (a) Except as set forth in Schedule 3.7(a), the execution, delivery and performance by each of the Management Shareholders and the Company of this Agreement and the Ancillary Documents to which they are parties and the consummation by such Management Shareholders and the Company of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by any of the Group Company’s or any such Management Shareholder (if applicable) of the organizational documents of such Management Shareholder or of the Group Companies, (ii) violate, conflict with or result in a breach of, or constitute a default by such Management Shareholder or any of the Group Companies (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of or the Group Companies or on the Shares owned by such Management Shareholder) under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which or the Group Companies or any of their respective properties may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to the Group Companies or any of their respective properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by such Management Shareholder with, any Governmental Authority, except in the case of clauses (ii), (iii) and (iv) such violation, conflict, breach, default, termination, acceleration, cancellation or failure to give notice, register or obtain approval would not reasonably be expected have a Material Adverse Effect on the Company. No Governmental Authorizations are required for the execution, delivery and performance by the Group Companies of this Agreement and the Ancillary Documents and the consummation by the Management Shareholders of the transactions contemplated hereby and thereby.
               (b) Schedule 3.7(b) sets forth the Selling Shareholders who are individuals resident in the PRC and who are required to complete all necessary filings or registrations, or obtained all necessary approvals, required to comply with any rules or regulations of the State Administration of Foreign Exchange (“SAFE”).
          SECTION 3.8. [Reserved].
          SECTION 3.9. Licenses. Each of the Group Companies has obtained all licenses, franchises, concessions, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all Governmental Authorities necessary to own, lease, license and use its properties, assets and conduct its business in the manner and such licenses, consents, authorizations, approvals, orders, certificates or permits contain no materially burdensome restrictions or conditions. To the Knowledge of the Management Shareholders, no regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits and each of the Group Companies is in material compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits.
          SECTION 3.10. Litigation. There are no suits, actions, arbitrations, proceedings or investigations pending or, to the Knowledge of Management Shareholders, threatened against any of the Group Companies.
          SECTION 3.11. Absence of Certain Changes. Except as set forth in Schedule 3.11 or as contemplated by this Agreement or any of the Ancillary Agreements, since June 30, 2006 through the date of this Agreement, the business of the Group Companies has been conducted in the ordinary course consistent with past practice in all material respects. Without limiting the generality of the foregoing, except as set forth in Schedule 3.11 and as otherwise contemplated by this Agreement or any of the Ancillary Agreements, since June 30, 2006 through the date of this Agreement, there has not been:
               (a) any damage, destruction or loss (whether or not covered by insurance), materially affecting the business or assets of the Group Companies;
               (b) any sale, purchase, option, subscription, warrant, call, commitment or agreement of any character granted or made by any of the Group Companies in respect of its capital stock or other equity interests (other than the issuance of Shares pursuant to outstanding options or warrants);
               (c) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of any Group Company or any repurchase, redemption or other acquisition by any Group Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, any Group Company;
               (d) any material loans, advances or capital contributions to, or investments in, any Person or payment of any fees or expenses to any Affiliate of the Company, any Selling Shareholder or any Affiliate of any Selling Shareholder, except pursuant to the Structure Agreements;
               (e) any acquisition of assets or other disposition of assets by any of the Group Companies , excluding acquisitions of assets in the ordinary course of business and capital expenditures;
               (f) any merger or consolidation by any of the Group Companies with any Person;
               (g) capital expenditures by any of the Group Companies which in the aggregate exceed RMB2,000,000;
               (h) any incurrence, assumption or guarantee of any indebtedness for borrowed money by any of the Group Companies except as provided in the Structure Agreements, and except as otherwise disclosed in the Schedules attached hereto;
               (i) any Encumbrance of assets of any of the Group Companies, other than Permitted Encumbrances;
               (j) any increase in the compensation of employees of any of the Group Companies other than in the ordinary course of business;
               (k) any loan made by any of the Group Companies to any director, officer or other member of senior management of any of the Group Companies, except as otherwise disclosed in the Schedule 3.10(k) attached hereto;
               (l) any material change in the accounting methods or practices followed by any of the Group Companies (other than such changes that have been required by Law or U.S. GAAP); or
               (m) any agreement or commitment by any of the Group Companies to do any of the foregoing.
          SECTION 3.12. Tax Matters. Except as set forth on Schedule 3.12:
               (a) (i) All Tax Returns required to be filed by or on behalf of any Group Company have been accurately prepared in all material respects and filed in a timely manner

(within any applicable extension periods) and are true, correct and complete in all material respects, (ii) all Taxes of the Group Companies have been timely paid in full or will be timely paid in full by the due date thereof if due prior to the First Closing Date, and the Group Companies have adequately provided for all Taxes in the Financial Statements for which they are required to provide, (iii) none of the Group Companies has liability for Taxes in excess of the accruals for Taxes reflected on the Financial Statements to the extent such Taxes are required to be accrued under U.S. GAAP and (iv) no unresolved claims have been asserted in writing by a Taxing Authority with respect to any Taxes of any of the Group Companies;
               (b) Each of the Group Companies is and has been in compliance with all applicable Laws relating to the payment, withholding and exemptions of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods prior to the First Closing Date under all applicable Laws;
               (c) The Company has made available to Buyer complete copies of (i) all Tax Returns of the Group Companies relating to the taxable periods ending after January 1, 2002, (ii) the portions of any written audit report issued by a Taxing Authority within the last five (5) years relating to any adjustments of any Group Company and (iii) all applications to qualify for Tax exemptions.
               (d) No submissions made to any Taxing Authority in connection with obtaining Tax exemptions, Tax holidays or reduced Tax rates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, Tax holidays or reduced Tax rates;
               (e) No written claim has been made by any Taxing Authority in any jurisdiction where a Group Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from any Group Company. There are no audits or investigations by any Taxing Authority of any of the Group Companies in progress or that have been proposed in writing nor, to the Knowledge of Management Shareholders, does any Group Company have knowledge of any pending or threatened audit or investigation by any Taxing Authority;
               (f) All deficiencies asserted or assessments made against any Group Company as a result of any examinations by any Taxing Authority have been fully paid in accordance with their stipulated due date;
               (g) No Group Company is a party to any tax indemnity, tax allocation or tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it could have any obligation to make any payments after the First Closing; and
               (h) Other than in respect of Taxes not yet due and payable, there are no Encumbrances for Taxes upon the assets of any Group Company.
          SECTION 3.13. Dividends and Distributions.

               (a) All dividends declared and payable on the equity interest of PRC Opco out of its available retained earnings computed in accordance with PRC GAAP and subject to all adjustments related thereto may under the laws and regulations of the PRC as in effect on the date of this Agreement may be converted into U.S. dollars and freely transferred out of the PRC for payment to the Company, and as of the date of this Agreement all such dividends and other distributions will not be subject to withholding or other taxes under the laws and regulations of the PRC and are otherwise free and clear of any other tax, withholding or deduction in the PRC, and as of the date of this Agreement without the necessity of obtaining any Governmental Order in the PRC, provided the PRC Opco complies with all PRC foreign exchange control formalities and all according to PRC Law promulgated prior to the execution of this Agreement.
               (b) All contractual and other payments by the Group Companies other than PRC Opco may under the current laws and regulations of the PRC be made to PRC Opco and no such payments will be subject to withholding taxes under the laws and regulations of the PRC and are otherwise free and clear of any withholding tax in the PRC, and without the necessity of obtaining any Governmental Order in the PRC all according to PRC Law promulgated prior to the execution of this Agreement.
          SECTION 3.14. Officers, Employees and Labor.
               (a) Each of the Group Companies has complied in all material aspects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, social welfare, equal opportunity and collective bargaining. There is no organized labor strike, dispute, slowdown or claim pending, or to the Knowledge of Management Shareholders threatened, against or affecting any of the Group Companies. None of the Group Companies has any Contract with any labor union.
               (b) Schedule 3.14(b) sets forth a list of all officers of the Group Companies and all other employees and consultants whose current annual salary or rate of compensation (including bonuses, commissions and inventive compensation) is in excess of RMB750,000 (or equivalent in a different currency), together with their current job titles or relationship to the Group Companies.
               (c) None of the employees of the Group Companies is obligated under any Contract to which any Group Company is a party, or subject to any Governmental Order to which any Group Company is subject, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies, that would conflict with the Business as currently conducted or that would prevent such officers, employees or consultants from assigning to a Group Company inventions conceived or reduced to practice or copyrights for materials developed in connection with services rendered to the Group Company.
               (d) None of the execution, delivery and performance of any of this Agreement and the Ancillary Documents will (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any benefit plan or individual agreement to which the Company is a party that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in material benefits with respect to any employee, former employee, consultant, agent or director of the Group Companies.

               (e) Except as required by applicable Laws, none of the Group Companies has any obligation to provide retirement, death or disability benefits to any of the present or past employees of the Group Companies, or to any other person.
               (f) To the Knowledge of Management Shareholders, (i) no material labor dispute, work stoppage, slow down, strike or other conflict with the employees of any of the Group Companies exists or is threatened or contemplated, (ii) none of the Group Companies is engaged in any unfair labor practice, (iii) there is no unfair labor practice complaint pending or threatened against any of the Group Companies before any competent Governmental Authorities, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, and (iv) there has been no violation of any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the Cayman Islands, the British Virgin Islands, the PRC, Hong Kong, the United States or any other jurisdiction applicable to any of the Group Companies relating to discrimination in the hiring of employees, social welfare benefits, equal opportunity, collective bargaining, promotion or pay of employees, applicable wage or hour laws, the payment or withholding of payroll or similar taxes for employees, or any other applicable law or regulation concerning the employees of the Group Companies, except, in the case of (iv) above, where any such violation would not reasonably be expected to have a Material Adverse Effect on the Group Companies;
          SECTION 3.15. Loans. Except as described in the Structure Agreements or as otherwise set forth in Schedule 3.15, none of the Group Companies has, directly or indirectly: (A) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Group Companies, or to or for any family member or Affiliate of any director or executive officer of the Selling Shareholders or the Group Companies; or (B) made any material modification, including any renewal thereof, to any term of any personal loan to any director or executive officer of the Selling Shareholders or the Group Companies, or any family member or Affiliate of any such director or executive officer, which loan was outstanding as of the date hereof.
          SECTION 3.16. [Reserved].
          SECTION 3.17. Share Option and Other Plans.
               (a) Except as set forth on Schedule 3.17, none of the Group Companies has any pension, profit sharing, stock option, employee stock purchase or other plan providing for incentives or other compensation to employees (aside from any salary payable in thereto in the ordinary course), or any other employee benefit plan. The Company has made available to Buyer true, correct and complete copies of all documents, summary plan descriptions, insurance Contracts, third party administration Contracts and all other documentation of the Group Companies created to embody all benefit plans, plus descriptions of any benefit plans that have not been reduced to writing. Except for required contributions or benefit accruals for the current plan year, no material liability has been or is expected to be incurred by any of the Group Companies under or pursuant to any applicable Law relating to benefit plans and, to the Knowledge of Management Shareholders, no event, transaction or condition has occurred or exists that could result in any such liability to any of the Group Companies. Each of the benefit plans listed in

Schedule 3.17 is and has at all times been in compliance in all material respects with all applicable provisions of applicable Law.
               (b) As of the First Closing, all options and warrants of the Company shall have been cancelled.
          SECTION 3.18. Intellectual Property.
               (a) The Group Companies exclusively own or have a valid right to use any and all material Intellectual Property used in the Business. Intellectual Property owned or validly used by each Group Company includes all of the material software and Intellectual Property necessary to enable such Group Company to conduct its business in the manner in which such business is currently being conducted.
               (b) None of the Group Companies has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the registered Intellectual Property owned by the Group Companies and material to the Businesses (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications). Each Group Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a trade secret of each Group Company.
               (c) All material licenses licensed to any Group Company by a third party licensor are in full force and effect, and none of the Group Companies is in default under any of such licenses, and no Person who is a party to any of such licenses has exercised any termination rights with respect thereto.
               (d) (i) No Group Company is a party to any pending legal proceedings which involve a claim of infringement, unauthorized use, or violation of any intellectual property right by any Person against such Group Company or challenging the ownership, use, validity or enforceability of, any material Intellectual Property owned by or exclusively licensed to such Group Company, and (ii) no Group Company has received any notice or claim challenging a Group Company ownership of any of the Intellectual Property owned (in whole or in part), nor to the Knowledge of Management Shareholders is there a reasonable basis for any claim that a Group Company does not so own any of such Intellectual Property. All of each Group Company’s rights in and to material Intellectual Property owned by such Group Company are valid and enforceable. No Intellectual Property owned by or to the Knowledge of Management Shareholders licensed to the Group Companies is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Group Companies.
               (e) To the Knowledge of Management Shareholders, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property owned by any Group Company, and no written claims have been made against any Person by any Group Company.

               (f) The consummation of the transactions contemplated hereby and thereby will not result in the loss or impairment of Buyer’s right to own or use any of the material Intellectual Property owned by any Group Company.
          SECTION 3.19. Contracts.
               (a) Except as set forth on Schedule 3.19(a) or in the Structure Agreements, none of the Group Companies is as of the date of this Agreement bound by (i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, partnership interests or membership interests, (ii) any Contract requiring the applicable Group Company to make future capital expenditures in excess of RMB500,000 (either individually or in the aggregate), (iii) any Contract relating to indebtedness of the applicable Group Company in excess of RMB500,000, (iv) any loan or advance by a Group Company to, or investment by a Group Company in, any Person, in each case, which involves an amount in excess of RMB500,000, or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (v) any Contract with a Group Company, or any management, service, consulting or any other similar type of Contract requiring payment of fees in excess of RMB500,000 per year, (vi) any Contract limiting in any material respect the ability of any Group Company to engage in any line of business or to compete with any Person, (vii) any material warranty, guaranty or similar undertaking with respect to contractual performance extended by any Group Company other than in the ordinary course of business, (viii) any Contract requiring any payment to or by any Group Company having a value in excess of RMB500,000 that cannot be terminated by the relevant Group Company without liability upon less than ninety (90) days notice, (ix) any collective bargaining agreement with any labor union or other representative of employees, (x) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits, (x) any Contract that would result in the merger with or into or consolidation into another Person, (xi) any Contract for the sale of any of the assets of any Group Company or for the grant to any Person of any preferential rights to purchase any of its assets for an amount in excess of RMB500,000, (xii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control”, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, or (xiii) any material amendment, modification or supplement in respect of any of the foregoing (each of (i)-(xiii), a “Material Contract”).
               (b) True and correct copies (or, if oral, written summaries) of each of the Material Contracts have been made available to the Buyer.
               (c) Except as set forth in Schedule 3.19(c), each Material Contract is in full force and effect, and is a valid and binding agreement of the relevant Group Company and to Knowledge of Management Shareholders each of the other parties thereto, enforceable against the Group Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing. Except as set forth on Schedule 3.19(c), no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by (x) any of the Group Companies under any

Material Contract or (y) to the Knowledge of Management Shareholders, any other party to any Material Contract.
          SECTION 3.20. Certain Transactions. Except as otherwise set forth in Schedule 3.20 or in the Structure Agreements, (i) none of the Group Companies is indebted, either directly or indirectly, to any Related Party in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses, (ii) no Related Party is indebted to any of the Group Companies or has any direct or indirect ownership interest (other than as a result of any ownership interest held in the Company) in any of the Group Companies, (iii) no Related Party has any direct or indirect ownership interest, or contractual relationship, with any Person with which any of Group Companies has a business relationship or any Person which, directly or indirectly, competes with any of the Group Companies, and (iv) no Related Party is, directly or indirectly, a party to or otherwise an interested party with respect to any Contract (or, to the Knowledge of Management Shareholder, any oral Contract) with any Group Company.
          SECTION 3.21. Prior Acquisitions. (a) Schedule 3.21 sets forth a list all of the companies, entities and businesses acquired by the Group Companies in the last 2 years involving the payment by the Group Companies of more than US$1,000,000 (in stock and/or cash). The Company has made available to the Buyer the agreements, Contracts and instruments entered into by the Group Companies in connection with such acquisitions (the “Previous Acquisition Agreements”). Except as described on Schedule 3.21, the payments required to be made by the Group Companies under the terms of the Previous Acquisition Agreements or any other acquisitions made by the Group Companies without regard to when such acquisitions were made (the “Residual Payments”) do not exceed US$500,000.
          SECTION 3.22. Structure Agreements.
               (a) Schedule 3.22 sets forth all of the Structure Agreements, which constitute all of the agreements, contracts and instruments enabling the Company to control and consolidate with its financial statements each Affiliated Company. Each of the Group Companies has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each of the Structure Agreements to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the Structure Agreements to which it is a party; and each of the Structure Agreements to which each of the Group Companies, as applicable, is a party constitutes a valid and legally binding obligation of each of them enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
               (b) Each of the Structure Agreements has been executed and delivered by the parties named therein; and each of the Structure Agreements constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

               (c) Each of the Structure Agreements is in proper legal form under the laws and regulations of the PRC for the enforcement thereof against each of the parties thereto in the PRC without further action by any of them; and to ensure the legality, validity, enforceability or admissibility in evidence of each of the Structure Agreements in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC or that any stamp or similar tax be paid on or in respect of any of the Structure Agreements.
               (d) The execution and delivery by each of the Group Companies, if applicable, of, and the performance by each of them of its respective obligations under, each of the Structure Agreements to which it is a party and the consummation by them of the transactions contemplated therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Group Company, as applicable, is bound or to which any of their properties or assets is bound or subject, except where any such conflict, breach, violation or default.
               (e) The execution and delivery by each party named in each of the Structure Agreements, and the performance by such party of its obligations under such agreement and the consummation by it of the transactions contemplated therein will not: (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which he is a party or by which he is bound or to which any of the properties or assets of his is bound or subject; or (B) result in any violation of or penalty under any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the PRC;
               (f) All consents, approvals, authorizations, orders, registrations and qualifications required in connection with the Structure Agreements have been made or unconditionally obtained in writing, and no such consent, approval, authorization, order, registration or qualification has been withdrawn or is subject to any condition precedent which has not been fulfilled or performed.
          SECTION 3.23. Compliance with Laws.
               (a) Each of the Group Companies is, and at all times since January 1, 2003 has been, in compliance in all material aspects with applicable Laws.
               (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by any of the Group Companies of, or a material failure on the part thereof to comply with, any applicable Law. None of the Group Companies has received any notice or other written communication from any Governmental Authority regarding (A) any actual, alleged, possible, or potential material violation of, or failure to comply with, any applicable Law, or (B) any actual, alleged, or potential obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
               (c) None of the Group Companies or any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid,

promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any Government Official, to any political party or official thereof or to any candidate for political office (or to any Person where such Group Company, director, officer, agent, employee or other Person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, political party, party official, or candidate for political office) for the purposes of:
          (i) (x) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity, (y) inducing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official or candidate, or (z) securing any improper advantage, or
          (ii) inducing such Government Official, political party, party official, or candidate to use his or its influence with any Government Authority to affect or influence any act or decision of such Government Authority, in order to assist such Group Company in obtaining or retaining business for or with, or directing business to any Group Company.
               (d) None of the Group Companies or any of the respective officers, employees, directors, representatives, or agents of the foregoing has, within the past five years, (i) taken any action in furtherance of any boycott not sanctioned by the United States; (ii) engaged in transactions with any Governmental Authority, agent, representative or resident of, or any entity based or resident in, any of the following countries: North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan; or (iii) otherwise engaged in transactions with any entity or person that is the target of U.S. economic sanctions, as designated by the U.S. Treasury Department Office of Foreign Assets Control on its list of Specially Designated Nationals and Blocked Persons; or (iv) received unlicensed donations or engaged in financial transactions with respect to which any of the Group Companies knows or has reasonable cause to believe that the financial transaction poses a risk of furthering terrorist attacks anywhere in the world.
               (e) To the Knowledge of Management Shareholders, none of the beneficial owners of any interest in any Group Company is a Government Official, official of any political party or candidate for political office.
          SECTION 3.24. Environmental Matters.
               (a) Each of the Group Companies is in material compliance with all Environmental Laws;
               (b) None of the Group Companies has received any Environmental Claim or notice of any threatened Environmental Claim;
               (c) None of the Group Companies has entered into, has agreed to, or is subject to, any decree or order or other similar requirement of any Governmental Authority under any Environmental Laws; and

               (d) None of the Group Companies has Released Hazardous Materials into the environment in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability under Environmental Laws, and to the Knowledge of Management Shareholders, no other Person has Released Hazardous Materials into the environment at any property currently owned or operated by any of the Group Companies in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability under Environmental Laws.
          SECTION 3.25. Insurance. Schedule 3.25 lists all insurance policies held in the names of the Group Companies covering the assets, employees and operations of the Group Companies as of the date hereof. All such policies are in full force and effect, all premiums due thereon have been paid and, where applicable, the Group Companies have complied in all material respects with the provisions of such policies and have not received any notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage.
          SECTION 3.26. Personal Property Assets.
               (a) Each of the Group Companies has good title to, or holds by valid and existing lease or license, all the material tangible personal property assets reflected as assets of the Company on or acquired after the Balance Sheet Date, free and clear of all Encumbrances except for Permitted Encumbrances.
               (b) The Group Companies own, or have valid leasehold interests in, all material tangible personal property assets necessary for the conduct of the Business as currently conducted and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.
          SECTION 3.27. Real Property.
               (a) Leased Properties. Schedule 3.27 lists all real property leased or subleased by any of the Group Companies. The Company has made available to Buyer correct and complete copies of the leases and subleases covering the properties listed on Schedule 3.27. With respect to each lease and sublease and except as otherwise specified on Schedule 3.27:
(i)	such lease or sublease is in full force and effect, in all material respects;

(ii)	(A) no party to the lease or sublease is in material default and (B) none of the Group Companies has received a notice of default with respect to such lease or sublease; and,

(iii)	no such lease or sublease has been mortgaged, deeded in trust or encumbered by the Group Companies.
               (b) Land Use Rights. None of the Group Companies owns or has legal or equitable title or other right or interest in any real property other than the land use rights (the “Land

Use Rights”) held by the Group Companies as set forth in Schedule 3.27 or as held pursuant to Lease. True and complete copies of the certificates evidencing the Land Use Rights have been delivered to Buyer or its agents or professional advisers and any land grant premium required under applicable Law in connection with securing such Land Use Rights has been fully paid. None of the land with respect to which the Land Use Rights relate constitutes arable land that has been converted to other uses. The particulars of the Land Use Rights as set out in Schedule 3.27 are true and complete.
          SECTION 3.28. No State Assets. None of the assets of the Group Companies constitute state-owned assets and, inasmuch, are not required to undergo any form of valuation under applicable Law in the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated herein or in any of the Ancillary Documents.
          SECTION 3.29. Brokers. Except as set forth in Schedule 3.29, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Selling Shareholders, the Group Companies or any of their respective Affiliates in connection with the negotiation or consummation of this Agreement or the Ancillary Documents, or any of the transactions contemplated hereby or thereby. All such negotiations or the consummation of this Agreement or the Ancillary Documents or any of the transactions contemplated hereby or thereby will not give rise to any valid claim against any Group Company or Buyer for any brokerage or finder’s commission, fee or similar compensation.
ARTICLE III.A
REPRESENTATIONS AND WARRANTIES OF THE NON-MANAGEMENT SHAREHOLDERS
          The Non-Management Shareholders, severally and not jointly, hereby represent and warrant to Buyer, as of the date hereof and as of the First Closing Date (except as otherwise provided), that each of the following representations and warranties including those and as otherwise qualified or excepted as set forth in the Schedules attached hereto is true and correct.
          SECTION 3A.1. Due Organization, Good Standing and Power. Such Non-Management Shareholder that is not an individual is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation.
          SECTION 3A.2. Authorization, Enforceability. Such Non-Management Shareholder that is not an individual has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by such Non-Management Shareholder and the performance by each of them of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of each such party. Each of this Agreement and the Ancillary Documents to which it is a party has been duly executed and delivered by such Non-Management Shareholder and, assuming due authorization, execution and delivery by the other party/parties thereto, constitutes a valid and binding agreement of such Non-Management Shareholder, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) and subject to the effect of public policy on the enforceability of the indemnification provisions set forth in the Registration Rights Agreement.
          SECTION 3A.3. Ownership and Transfer of Shares. On the date hereof and on the First Closing Date, such Non-Management Shareholder is the only record owner of the Shares set forth opposite its name in Schedule 3.3 and has good and marketable title to such Shares, free and clear of any and all Encumbrances. Such Non-Management Shareholder that is not an individual has the corporate or other applicable organizational power and authority to sell, transfer, assign and deliver such Shares owned by it as provided in this Agreement free and clear of any and all Encumbrances.
          SECTION 3A.4. No Approvals or Conflicts. Except as set forth in Schedule 3A42, the execution, delivery and performance by such Non-Management Shareholder of this Agreement and the Ancillary Documents to which it is a party, and the consummation by such Non-Management Shareholder of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by such Non-Management Shareholder of the organizational documents of such Non-Management Shareholder, (ii) violate, conflict with or result in a breach of, or constitute a default by such Non-Management Shareholder (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon such properties of such Non-Management Shareholder or on the Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which such Non-Management Shareholder or any of their respective properties may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to such Non-Management Shareholder or any of their respective properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by the Non-Management Shareholder with, any Governmental Authority, except in the cases of (ii), (iii) and (iv) above, where such violation, conflict, breach, default, termination, acceleration, cancellation or failure to give notice, register or obtain approval would not reasonably be expected to have a Material Adverse Effect on such Non-Management Shareholder. Except as set forth in Schedule 3A.4, no Governmental Authorizations are required for the execution, delivery and performance by such Non-Management Shareholder of this Agreement and the Ancillary Documents and the consummation by such Non-Management Shareholder of the transactions contemplated hereby and thereby.
          SECTION 3A.5. Brokerage. Other than this Agreement, there are no contracts, agreements or understandings between such Non-Management Shareholder and any person that would give rise to a valid claim against such Non-Management Shareholder or Buyer for a brokerage commission, finder’s fee or other like payment in connection with the offer and sale of the Shares.
          SECTION 3A.6. Investment. Other than such exceptions as are contemplated in Section 5.15 and the Lock-up Agreement to be entered into by such Non-Management Shareholder, such Non-Management Shareholder confirms that the FM Ordinary Shares to be received by such Non-Management Shareholder will be acquired for investment for the account of such Non-Management Shareholder, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that such Non-Management Shareholder has no present intention of selling, granting any participation in, or otherwise distributing any of the FM Ordinary Shares, except in a manner consistent with the Registration Rights Agreement. By executing this Agreement, such Non-Management Shareholder further represents that it has no contract, undertaking, agreement, or arrangement with any person to sell, transfer, or warrant participation to that person or to any third person, with respect to any of the FM Ordinary Shares.
          SECTION 3A.7. No Public Market. Such Non-Management Shareholder understands and acknowledges that the issuance of the FM Ordinary Shares pursuant to this Agreement will not be registered under the Securities Act on the grounds that the issuance of the FM Ordinary Shares contemplated by this Agreement is exempt from registration pursuant to Section 4(2) or Regulation S of the Securities Act, and that Buyer’s reliance upon these exemptions is predicated upon such Non-Management Shareholder’s representations in this Agreement.
          SECTION 3A.8. Accredited Investor; Foreign Investor. Such Non-Management Shareholder represents that such Non-Management Shareholder is not involved in a plan or scheme designed to evade the registration provisions of the Securities Act and either (a) presently qualifies, and will as of First Closing Date and the Earnout Closing Date, qualify, as an “accredited investor” within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act or (b) is not presently, and will not be as of the Closing Date, a “U.S. person” within the meaning of Regulation S of the rules and regulations promulgated under the Securities Act.
          SECTION 3A.9. No Other Representations and Warranties. Except for the representations and warranties contained in this Article III.A, the Non-Management Shareholders make no other express or implied representation or warranty to Buyer or any Affiliate thereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer hereby represents and warrants to the Selling Shareholders as follows:
          SECTION 4.1. Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Buyer (i) has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted by it and (ii) is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except in the case of clause (ii) where the failure to be so qualified or licensed would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Buyer.
          SECTION 4.2. Authorization, Enforceability. Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by the Buyer and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate or stockholder proceedings or actions are required to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding agreement of the Buyer, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) and subject to the effect of public policy on the enforceability of the indemnification provisions set forth in the Registration Rights Agreement.
          SECTION 4.3. No Approvals or Conflicts. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by the Buyer of the certificates of incorporation, by-laws or equivalent documents of the Buyer, (ii) violate, conflict with or result in a breach of, or constitute a default by the Buyer (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Buyer under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Buyer or any of its properties may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to the Buyer or any of its properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Buyer.
          SECTION 4.4. Litigation. Other than as disclosed in the Buyer SEC Documents, there are no suits, legal actions, arbitrations, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer that, if adversely determined against Buyer, would have a Material Adverse Effect on the Buyer.
          SECTION 4.5. Outstanding Share Capital. As of the date hereof, Buyer has no more than 559,000,000 (five-hundred-fifty-nine million) FM Ordinary Shares issued and outstanding. At no time prior to April 30, 2007 (without taking account the Initial Share Consideration) shall Buyer have more than 570,000,000 (Five-Hundred-seventy Million) FM Ordinary Shares issued and outstanding on a fully diluted and converted basis, excluding (i) any issuance of stock options pursuant to the employee stock option plans disclosed in the Buyer SEC Documents, (ii) any FM Ordinary Shares to be issued upon the vesting of any options issued by Buyer and (iii) any FM Ordinary Shares to be issued to Total Team Investments Limited in connection with Buyer’s acquisition of Framedia.
          SECTION 4.6. Validity of Share Consideration. The FM Ordinary Shares issuable as the Initial Share Consideration and as the Remaining Share Consideration will be duly authorized for issuance prior to First Closing and Earnout Closing (including any acceleration thereof) respectively and, when issued and delivered in accordance with the provisions of this Agreement, will be validly issued and fully paid and nonassessable and free from any Encumbrance; and the issuance of such FM Ordinary Shares will not be subject to preemptive or other similar rights and such delivery will convey to the Selling Shareholders good and valid title to such FM Ordinary Shares, free and clear of any and all Encumbrances (other than any lock-up arrangements contemplated in the Lock-up Agreement and applicable securities laws).
          SECTION 4.7. SEC Filings.
          (a) Buyer has timely filed or furnished all documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2006 (the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Buyer included in the Buyer SEC Documents (a) have been prepared from the books and records of Buyer and its subsidiaries, (b) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, and will be, prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as may be indicated therein or in the notes thereto) and (c) present fairly in all material respects the consolidated financial position, results of operations and cash flows of Buyer and its consolidated subsidiaries as of the dates or for the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (which are not, in the aggregate, material to Buyer) and the absence of footnote disclosure.
          (b) Except as and to the extent set forth on Buyer’s consolidated balance sheet as of December 31, 2005, including the notes thereto, and as disclosed in the Buyer SEC Documents, none of Buyer or any of its consolidated subsidiaries has any liabilities or obligations that are required to be disclosed pursuant to U.S. GAAP, except for liabilities or obligations incurred since December 31, 2005 that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer.
          SECTION 4.8. Absence of Certain Changes. Since December 31, 2005, there has not been any stock split or similar change to the capital structure of Buyer or any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Buyer (other than the grant of stock options to directors and employees pursuant to employee benefit plans disclosed in the Buyer SEC Documents), any material amendment to any organizational document of Buyer or any agreement or commitment by Buyer to do any of the foregoing.
          SECTION 4.9. Consent to Creation of Registration Rights. The parties required by section 5.8 of that certain Amended and Restated Shareholders Agreement, dated as of February 28, 2006, among the Buyer and certain of its shareholders, have, on or before the date hereof, executed and delivered to Buyer and the Sellers’ Representative consents to the creation of a registration rights agreement (the “Registration Rights Agreement”) between the Buyer and the Selling Shareholders in form and substance substantially as set forth in Exhibit D.
          SECTION 4.10. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other person makes any other express or implied representation or warranty to the Selling Shareholders.
ARTICLE V
COVENANTS AND AGREEMENTS
          SECTION 5.1. Conduct of Business Prior to First Closing.
               (a) Without the written consent of the Buyer, until the First Closing, the Group Companies (i) shall conduct the Business in all material respects in the ordinary course of business consistent with commercially reasonable practice, (ii) shall not expand or change the scope of the Business and (iii) shall use their commercially reasonable efforts to maintain satisfactory relationships with customers and others having material business relationships with them. Except as contemplated by this Agreement and except as set forth on Schedule 5.1, prior to the First Closing, the Group Companies shall not do any of the following without the prior written consent of Buyer:
(i)	except for purchases and sales by a Group Company to or from another Group Company, and except as otherwise disclosed in Schedule 5.1(a)(i), purchase, sell or issue any of their capital stock or other equity interests or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of their capital stock or other equity interests, including without limitation, any sale in connection with a proposed initial public offering;

(ii)	except as otherwise set forth in Schedule 5.1(a)(ii), declare, set aside, issue or pay any dividends or other distribution in respect of any shares of capital stock of any Group Company or repurchase, redeem or acquire any outstanding shares of capital stock or other securities of, or other ownership interest in, any Group Company;

(iii)	conduct any split, recombination or reclassification or issuance of capital stock;

(iv)	sell or otherwise dispose of any assets with value in the aggregate in excess of RMB500,000 or that are otherwise material assets, excluding sales of assets in the ordinary course of business consistent with past practice;

(v)	acquire assets having an aggregate value exceeding RMB500,000, excluding (A) acquisitions in the ordinary course of business consistent with past practice and (B) capital expenditures permitted by clause (vii) below;

(vi)	merge or consolidate with any Person;

(vii)	except as set forth in Schedule 5.1(a)(vii) hereto, make capital expenditures in excess of RMB500,000 in aggregate;

(viii)	incur, assume or guarantee any Indebtedness for borrowed money or make any payments or disbursements to any creditors other than in the ordinary course of business consistent with past practice;

(ix)	make any loan to any director, officer, or other member of senior management of any of the Group Companies;

(x)	incur any Encumbrance of material assets, other than Permitted Encumbrances;

(xi)	increase the compensation of employees of the Group Companies other than (A) in the ordinary course of business or (B) as required by any agreement in effect as of the date hereof or as required by Law;

(xii)	make any material change in the accounting methods or practices followed by any of the Group Companies (other than such changes that have been required by Law or U.S. GAAP);

(xiii)	enter into any contract that would be a Material Contract or that restricts the Group Companies from engaging in any line of business in any geographic area or competing with any Person that materially impairs the operation of the business of the Group Companies, individually or taken as a whole;

(xiv)	enter into any partnership, limited liability company or joint venture agreement;

(xv)	except as set forth in Schedule 5.1(a)(xiv) hereto, grant any waiver or release under any confidentiality or similar agreement;

(xvi)	a change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xvii)	terminate, amend or make any material amendment to a Material Contract, other than amendments made to customer Contracts made in the ordinary course of business;

(xviii)	other than (A) in the ordinary course of business, (B) as required by any agreement in effect as of the date hereof, (C) as required by Law or (D) as set forth in Schedule 5.1(a)(xviii), enter into, adopt or amend any employment agreement or employee benefit plan with or for the benefit of any of its employees;

(xix)	enter into any collective bargaining agreements except for renewals for expired agreements;

(xx)	purchase, cancel or terminate any insurance policy naming any of the Group Companies as a beneficiary or a loss payee;

(xxi)	amend any of its organizational documents; or

(xxii)	agree or commit to do any of the foregoing.
               (b) For purposes of this Agreement, the term “commercially reasonable efforts” shall not be deemed to require any Person to give any guarantee or other consideration of any nature, including in connection with obtaining any consent or waiver or to consent to any change in the terms of any agreement or arrangement.
               (c) During the period commencing on the date hereof and ending on the First Closing Date, the Selling Shareholders will cause the Group Companies to afford Buyer and its counsel, accountants and other authorized representatives, during normal business hours, upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of the Group Companies, provided that such access does not interfere with normal business operations. The parties hereto agree that the provisions of Section 5.10 hereof shall continue in full force and effect following the execution and delivery of this Agreement. All information obtained by the Buyer and its counsel, accountants and representatives pursuant to this Section 5.1(c) shall be kept confidential in accordance with Section 5.10 hereof.
          SECTION 5.2. Filings and Consents. Except as otherwise set forth in Schedule 5.2, (A) each of the Selling Shareholders and the Group Companies, on the one hand, and the Buyer, on the other hand, shall use commercially reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any Governmental Authority or other Person required in connection with the execution, delivery or performance of this Agreement, including any filings pursuant to (i) any applicable competition regulation, (ii) the Securities Act and Exchange Act, and (iii) any other applicable filings or consents; (B) each Selling Shareholder which is subject to any registration or approval requirements by the State Administration for Foreign Exchange (“SAFE”) shall complete all necessary filings or registrations, or obtain all necessary approvals, required to comply with any rules or regulations of SAFE (collectively, “SAFE Registrations”) on or prior to the Closing Date; and (C) the Company, each Selling Shareholder and Buyer shall pay all filing fees required to be paid in connection with their respective filings to be made under each such foreign law or regulation.
          SECTION 5.3. Tax Matters; Cooperation; Preparation of Returns; Tax Elections.
               (a) The Company and the Management Shareholders agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any of the Group Companies (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return for any taxable year ending on or before the First Closing Date. The Company shall retain all books and records with respect to Taxes pertaining to the Group Companies until the expiration of all relevant statutes of limitations (and, to the extent notified by Buyer, any extensions thereof). At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.
               (b) The Company and the Management Shareholders shall prepare, or cause to be prepared, and file all Tax Returns in respect of any of the Group Companies for any taxable year ending on or before the First Closing Date. The Company shall timely pay to the relevant Taxing Authority all Taxes due in connection with any such Tax Returns. The Buyer shall prepare, or cause to be prepared, all other Tax Returns in respect of the Group Companies, including for any taxable year ending on or after the First Closing Date which begins before the First Closing Date (a “Straddle Period”) and Buyer shall permit the Management Shareholders to review and comment on any Tax Returns for any Straddle Period prior to filing and make revisions as are reasonably requested by the Management Shareholders to the extent such revisions are in accordance with past practice and applicable law.
               (c) The Selling Shareholders shall pay all transfer, documentary, sales, use, registration and other such transfer Taxes and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.
          SECTION 5.4. Tax Indemnity. Subject to the limitations on liability set forth in Section 9.1(a)(i) and without duplication, the Management Shareholders shall indemnify the Buyer and its Affiliates and each of their respective officers, directors, employees and agents and hold them harmless against (i) all liability for Taxes of the Group Companies for all taxable periods (or portions thereof) ending on or before the First Closing Date and (ii) all Taxes of any Person (other than any Group Company) for which a Group Company is liable as a transferee, successor, by contract or otherwise provided, however, the indemnity for Tax liabilities provided under this Section 5.4 and any indemnity in Section 9 of this Agreement relating to Taxes or Tax liabilities shall not under any circumstances cover any Taxes or Tax liabilities: (a) relating to any Group Company for any period after the First Closing Date, (b) resulting from any act, transaction, omission or election of the Buyer, a Group Company, any Affiliates, or transferees thereof made or occurring after the First Closing Date (other than the filing of any Tax Return in a manner consistent with past practice or consistent with Law, any reasonable settlement of a Tax audit or proceeding, or any actions expressly required by Law or expressly contemplated by this Agreement or that are in the ordinary course of business), (c) that are provided for in the Financial Statements or disclosed in Schedule 3.12, or (d) resulting from or in connection with the Structure Agreements, further provided that the amount of any damages for which indemnification is provided under this Section 5.4 shall be reduced to take into account any net Tax benefit actually realized by the indemnified party as a result of the payment of such damages. The Sellers’ Representative shall have the right to control at its own expense any Tax audit or administrative or court proceeding relating to any Tax indemnity covered by this Section 5.4 and make all decisions taken in connection with them including the selection of counsel, the decision to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax claim in any permissible manner, to the extent such audit or proceeding relates to a period ending on or before the First Closing Date; provided, that if such audit or claim could reasonably be expected to have a material adverse effect on Buyer, the Company, Buyer and the Sellers’ Representative shall jointly control such audit or proceeding (and share costs and expenses accordingly) and there shall be no settlement without the consent of the other party. If a claim is made by any Taxing Authority, which, if successful, might result in an indemnity payment to Buyer or its Affiliates under this Section 5.4 Buyer shall give notice to Sellers’ Representative in writing of such claim to provide Management Shareholders to reasonably enjoy its rights described in the preceding sentence.
          SECTION 5.5. Employees; Benefit Plans. Nothing herein expressed or implied shall confer upon any of the employees of the Selling Shareholders, the Buyer, the Group Companies, or any of their Affiliates, any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement and the Ancillary Documents.
          SECTION 5.6. Related Party Accounts. Except as set forth on Schedule 5.5, prior to the First Closing, all Related Party Accounts shall be cash-settled or extinguished, such that upon the First Closing there will be no related party accounts outstanding. As used herein, “Related Party Accounts” shall mean with respect to each Group Company (i) all related party receivables due to such Group Company from the Affiliates of the Company, the Selling Shareholders and/or their Affiliates (other than the Group Companies), other than receivables for goods and services incurred in the ordinary course of business and amounts owed under the Structure Agreements and (ii) all related party payables of such Group Company to the Affiliates of the Company, the Selling Shareholders and/or their Affiliates (other than the Group Companies), other than payables for goods and services incurred in the ordinary course of business.
          (b) The Management Shareholders agree to cause, and the Non-Management Shareholders agree to use their reasonable best efforts to cause, the Company to provide to Buyer monthly and quarterly management accounts of the Company until the Earnout Closing Date no later than ten (10) Business Days following the end of each month and quarter, respectively.
          SECTION 5.7. Obligations of the Group Companies. Each of the Company and the Management Shareholders agrees to take any and all actions necessary (including prepayment of the terms of any indebtedness of the Group Companies) and cause its Affiliates other than the Group Companies to be absolutely and unconditionally relieved on or prior to the First Closing Date of all liabilities and obligations, direct or indirect, primary or secondary, for the payment of money or otherwise, including purchase or indemnification obligations, guarantees or performance bonds in respect of any outstanding Indebtedness of the Group Companies, other than any obligations outstanding under the Structure Agreements.
          SECTION 5.8. Non-Violation. Prior to the First Closing, neither any Selling Shareholder nor any Group Company will, without the prior written consent of Buyer, take any action which would result in any of the covenants contained in this Agreement and in the Ancillary Documents becoming incapable of performance. The Selling Shareholders will promptly advise Buyer of any action or event of which the Selling Shareholders become aware which would have the effect of making incorrect in any material respect any such representations or warranties if given with reference to facts and circumstances then existing or which has the effect of rendering any such covenants incapable of performance. Up to the First Closing Date, each Selling Shareholder agrees to notify Buyer of any information or matter that comes to such Selling Shareholder’s attention that would render any of the representations and warranties given in Articles III and IIIA, respectively, untrue in any material respect.
          SECTION 5.9. Confidentiality. Each party hereto shall keep confidential, and shall cause its officers, directors, and employees to keep confidential, the terms and conditions hereof and of any Ancillary Document (collectively, the “Confidential Information”) except as Buyer and the Selling Shareholders mutually agree otherwise; provided that any party may disclose Confidential Information (i) to the extent advised by competent legal advisors that such disclosure is required by applicable Law and so long as, where such disclosure is to a Governmental Authority, such party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, (ii) to the extent required by the rules of any stock exchange, (iii) to its officers, directors, employees and professional advisors as necessary to the performance of its obligations in connection herewith and with the Ancillary Documents so long as such party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof, and (iv) to its investors and any Person otherwise providing substantial debt or equity financing to such party so long as the party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof.
          SECTION 5.10. Employment Agreements. (a) The Company shall provide to the Key Company Employees new employment agreements to be entered into by such Key Company Employees and Buyer in substantially the form attached hereto as Exhibit F (the “Key Company Employee Employment Agreements”) prior to the First Closing Date. Each Key Company Employee Employment Agreement shall contain terms that are reasonable and consistent with the Company’s past practice. The terms of the Key Company Employee Employment Agreements shall also include provisions (i) requiring adherence by such employees to all of Buyer’s internal compliance and ethical policies, guidelines and codes and (ii) prohibiting such Key Company Employees from engaging in a Competing Business, directly or indirectly, in the PRC, for a period of one year following the termination of any such Key Company Employee Employment Agreement with Cause (it being understood that subclause (ii) shall not be applicable if the Key Company Employee is terminated without Cause).
          (b) The Company shall seek to cause employees of the Company other than Key Company Employees (“Other Company Employees”) to enter into new employment agreements and non-compete agreements Buyer in substantially the form attached hereto as Exhibit G (collectively, “General Employment Agreements”) with Buyer as soon as reasonably practicable after the date hereof which in no event shall be later than thirty (30) days after the First Closing.
          SECTION 5.11. Further Actions. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement and by the Ancillary Documents.
          SECTION 5.12. Sellers’ Representative. Concurrent with the execution and delivery of this Agreement, each Selling Shareholder shall be deemed to appoint IDG Technology Venture Investments, LP as their agent, representative and attorney-in-fact (the “Sellers’ Representative”) and IDG Technology Venture Investments, LP agrees to act as the Sellers’ Representative. Sellers’ Representative shall, on behalf of the Selling Shareholder (i) give and receive notices and communications, (ii) receive and accept cash from the Initial Cash Consideration, (iii) receive and accept the Initial Share Consideration and the Remaining Share Consideration, (iv) review, negotiate, agree to and settle claims and disputes relating to the adjustment to the Aggregate Consideration and indemnified amounts, (v) object to such deliveries, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of Governmental Authorities and awards of arbitrators with respect to such claims, (vi) take all actions necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing and (vii) perform other functions specified in this Agreement. Any notices delivered to Sellers’ Representative pursuant to this Agreement shall be deemed delivered to the Selling Shareholders. A decision, act, consent, or instruction of the Sellers’ Representative shall constitute a decision of the Selling Shareholder and shall be final, binding and conclusive upon each Selling Shareholder. Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Selling Shareholder, and Buyer is hereby relieved from any liability to any Person for any acts done in accordance with such decision, act, consent or instruction of the Sellers’ Representative.
          SECTION 5.13. Management Independence; Group Companies Operation.
               (a) Buyer shall cause each of the Group Companies to operate as an independent business until at least June 30, 2008 to engage in business activities substantially similar in all respects to the Business as it is conducted as of the signing of this Agreement; provided that the Key Management Employees’ ability to operate the Group Companies as an independent business unit shall comply with Buyer’s code of ethics, any relevant requirements of the Sarbanes-Oxley Act and other U.S. securities laws and regulations and the provisions of this Agreement and the Ancillary Documents, and not take any action that would allow dismissal for Cause, and provided further that the Selling Shareholders agree to the matters set forth on Schedule 5.18(a).
               (b) The Key Management Employees shall cause the Company to provide operation revenue and net income data of the Company with respect to each of the quarters ending June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008 no later than fifteen days from the close of the previous calendar quarter.
               (c) Retention of Senior Management. Buyer agrees that it shall not, prior to the Earnout Closing Date, dismiss any of the Key Management Employees without Cause and that any such dismissal without Cause will accelerate the Earnout Closing as set forth in Section 2.4 hereof.
               (d) Overhead Expenses. Buyer agrees that it shall not, prior to the Earnout Closing Date, allocate unreasonable overhead expenses to any of the Group Companies. For purposes of this Section 5.14, “unreasonable overhead expenses” means any overhead expenses that are outside the scope set forth in Schedule 5.18(d) hereto.
          SECTION 5.14. No Transfer by Selling Shareholders. Except as otherwise set forth in Schedule 5.14, from the date hereof through the First Closing, no Selling Shareholder shall transfer or encumber, directly or indirectly, any interest in the Company or the entity through which it holds its interest in the Company without the approval of Buyer; provided that (i) any Selling Shareholder who is a natural person to his or her guardian, conservator, executor, administrator, spouse, children, grandchildren or parents, or to a trust of which the beneficiaries of the corpus and the income shall be such a person, (ii) any Selling Shareholder that is not a natural person, to its limited partners, its Affiliates (including to any person to whom such Affiliate would be allowed to transfer such Affiliate’s shares pursuant to this Section), or to any successor to such Selling Shareholder as the result of any merger, consolidation or other reorganization; provided further that any transferee in relation to any transfer pursuant to any of the foregoing exceptions shall enter into an agreement or instrument prior to the transfer thereof and prior to the First Closing Date pursuant to which such transferee shall agree to be bound by the terms and conditions of this Agreement and the Ancillary Documents to which the transferor is a party.
          SECTION 5.15. 2007 Audited Financial Statements; 2007 Audited Annual Net Income. The Company and the Selling Shareholders shall use reasonable best efforts to cooperate in providing to Buyer the 2007 Audited Financial Statements as soon as reasonably practicable following the 12-month period after the First Closing
          SECTION 5.16. No 338(g) Election. Buyer, on behalf of itself and all of its Affiliates, agrees not to make a 338(g) election under the United States Internal Revenue Code of 1986, as amended, with respect to the interests in the Company, any Group Company and any Affiliated Company acquired pursuant hereto.
ARTICLE VI
CONDITIONS TO THE SELLING SHAREHOLDERS’ OBLIGATIONS
          The obligation of the Selling Shareholders to effect the First Closing under this Agreement is subject to the satisfaction, at or prior to the First Closing Date, of each of the following conditions, unless validly waived in writing by Sellers’ Representative.
          SECTION 6.1. Representations and Warranties. The representations and warranties made by Buyer in this Agreement disregarding all qualifications and exceptions as materiality and Material Adverse Effect on the Buyer, shall be true and correct as of the First Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date), with only such exceptions as would not in the aggregate have or reasonably be expected to have a Material Adverse Effect on the Buyer; provided, however, that the effect of such exceptions shall not be applicable to any of the representations and warranties contained in Sections 4.1, 4.2 and 4.6, which shall be true and correct as of the First Closing Date.

          SECTION 6.2. Performance. Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it prior to the First Closing.
          SECTION 6.3. No Material Adverse Change. Since December 31, 2005 until the First Closing Date, there shall not have been any Material Adverse Change in respect of the Buyer.
          SECTION 6.4. Officer’s Certificates. Buyer shall have delivered to the Selling Shareholders a certificate, dated as of the Closing Date and executed by an executive officer of the Buyer, certifying to the fulfillment of the conditions specified in Sections 6.1, 6.2 and 6.3 hereof.
          SECTION 6.5. Registration Rights Agreement. As of the First Closing, Buyer shall have entered into the Registration Rights Agreement in form and substance substantially as set forth in Exhibit D.
          SECTION 6.6. Injunctions. At the First Closing there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.
          SECTION 6.7. Adverse Market Change. After the date hereof and prior to the First Closing Date, there shall not have occurred a suspension or material limitation in trading in Buyer’s securities on NASDAQ which occurrence is still outstanding as of the First Closing Date, if the effect of any such event in the reasonable judgment of the Company makes it impracticable or inadvisable to proceed with the transactions contemplated in this Agreement and the Ancillary Agreements.
          SECTION 6.8. FM Ordinary Shares. Buyer shall deliver to the Selling Shareholders the Initial Cash Consideration and the register of members or other documents evidencing the Initial Share Consideration being registered under the names of the Selling Shareholders in accordance with Article II of this Agreement.
          SECTION 6.9. Opinions of Counsel. As of the First Closing Date, the Selling Shareholders shall have received from Cayman Islands counsel to Buyer a written opinion dated and delivered as of the First Closing Date in substantially the form attached hereto as Exhibit F.
ARTICLE VII
CONDITIONS TO BUYER’S OBLIGATIONS
          The obligation of Buyer to effect the First Closing under this Agreement is subject to the satisfaction, at or prior to the First Closing Date, of each of the following conditions, unless waived in writing by Buyer.
          SECTION 7.1. Representations and Warranties. The representations and warranties made by the Selling Shareholders in this Agreement, disregarding all qualifications and exceptions as to materiality and Material Adverse Effect on the Company or the Selling

Shareholders, shall be true and correct as of the First Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect in respect of the Company; provided, that, the effect of such exceptions shall not be applicable to any of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6(c), 3A.2 and 3A.3, which shall be true and correct as of the First Closing Date.
          SECTION 7.2. Performance.
               (a) Covenant Compliance. The Selling Shareholders shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them prior to the First Closing.
               (b) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the First Closing, and all documents incident thereto, shall be in form and substance reasonably satisfactory to Buyer, and Buyer shall have received all such counterpart original and certified or other copies of such documents as Buyer may reasonably request.
               (c) Qualifications. The consents, waivers, approvals or other authorizations listed on Schedule 7.2(c) shall have been obtained or otherwise satisfied and shall continue to be in effect.
               (d) No Material Adverse Change. There shall not have occurred since the Balance Sheet Date a Material Adverse Change in respect of the Group Companies.
          SECTION 7.3. No Indebtedness. The Management Shareholders and the Company will have taken such action, or have caused the Group Companies to take such action, and have provided to Buyer documentation satisfactory to Buyer, evidencing that none of the Group Companies has any outstanding indebtedness for borrowed money, other than (i) any Indebtedness or other obligations outstanding under the Structure Agreements, and (ii) any liabilities incurred in ordinary course of business of the Group Companies consistent with past practices.
          SECTION 7.4. Officer’s Certificate. The Company shall have delivered to the Buyer a certificate, dated as of the Closing Date and executed by an executive officer of the Company, certifying to the fulfillment of the conditions specified in Sections 7.1, 7.2 and 7.3 hereof.
          SECTION 7.5. Lock-up Agreements. Each Selling Shareholder shall have entered into an Lock-up Agreement in substantially the form attached hereto as Exhibit B and each such agreement shall be in full force and effect.
          SECTION 7.6. Outstanding Obligations. As of the Closing Date, the Company shall have provided to Buyer an updated Schedule of Outstanding Obligations setting forth the Company’s operating lease obligations and other obligations going forward as of December 31, 2006.

          SECTION 7.7. Employment Agreements. As of the Closing Date, each Key Company Employee shall have entered into a Key Company Employee Employment Agreement each such agreement shall be in full force and effect.
          SECTION 7.8. Corporate Matters.
               (a) On or prior to the First Closing Date, all outstanding options and warrants of the Company shall have been cancelled. The Selling Shareholders shall have provided evidence of such cancellation to Buyer’s reasonable satisfaction and of such option and warrant holders’ consent to such cancellation.
               (b) On or prior to the First Closing Date, the Company shall have provided to Buyer the Cancellation and Waiver of Rights Agreement from holders of options and warrants issued by the Company that are outstanding as of the date of this Agreement, waiving any rights that such option and warrant holders may have had to such options and warrants.
          SECTION 7.9. Opinions of Counsel. Buyer shall have received from Cayman Islands counsel and PRC counsel to the Company and the Selling Shareholders and the Group Companies, as the case may be, written opinions dated and delivered as of the First Closing Date, in form and substance attached hereto as Exhibits G and H, respectively.
          SECTION 7.10. Structure Agreements. The Company and Management Shareholders shall (i) have completed all documentation necessary to change the nominees named in the Structured Agreements to David Zhu and Jason Nanchun Jiang, (ii) have submitted all such documentation to the appropriate government authorities on or prior to First Closing and (ii) have provided evidence to Buyer’s reasonable satisfaction that such documentation has been completed and submitted.
          SECTION 7.11. Injunctions. At the First Closing Date, there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.
ARTICLE VIII
TERMINATION
          SECTION 8.1. Termination. This Agreement may be terminated at any time prior to the First Closing Date:
               (a) by the mutual written consent of the Selling Shareholders and the Buyer;
               (b) by either the Company and the Required Majority of the Selling Shareholders, on one hand, or the Buyer, on the other hand, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable;

               (c) by Buyer, if Selling Shareholders breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement or any Ancillary Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 of Article VII, (B) cannot be or has not been cured within 15 days following written notice of such breach or failure to perform and (C) has not been waived by Buyer;
               (d) by the Company and the Required Majority of the Selling Shareholders, if Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.1 or 6.2 of Article VI, (B) cannot be or has not been cured within 15 days following written notice of such breach or failure to perform and (C) has not been waived by the Company and the Required Majority of the Selling Shareholders; or
               (e) by either Company and the Required Majority of the Selling Shareholders, on one hand, or Buyer, on the other hand, if the First Closing Date shall not have occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before May 31, 2007.
          SECTION 8.2. Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to all other parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:
               (a) The Buyer will upon request return to the Selling Shareholders or destroy all documents, due diligence materials, accounting working papers, transaction work papers, draft registration statements of the Company and other material of the Company or any Selling Shareholder relating to the transactions contemplated hereby or obtained in connection with the transactions contemplated hereby, including any reports, summaries, studies or memorandums based on the foregoing material, whether so obtained before or after the execution hereof (provided that the General Counsel of the Buyer may keep a copy of all such materials for evidentiary purposes only);
               (b) The provisions Section 5.10 shall continue in full force and effect; and
               (c) No party to this Agreement will have any liability under this Agreement to any other except that nothing herein shall relieve any party from any liability for any willful breach of this Agreement.

ARTICLE IX
INDEMNIFICATION
          SECTION 9.1. Indemnification.
               (a) Indemnification by Management Shareholders and Non-Management Shareholders.
(i)	Subject to the limits set forth in this Section 9.1, from and after the First Closing, the Management Shareholders, jointly and severally, agree to indemnify, defend and hold the Buyer, its Affiliates (including, after the First Closing, the Group Companies) and their respective officers, directors, stockholders, employees, agents and representatives (the “Buyer Indemnified Persons”) harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including reasonable fees and expenses of counsel) (collectively, “Losses”), that they may incur arising out of or due to any breach of any representation or warranty, covenant or other agreement of the Management Shareholders contained in this Agreement and in the Ancillary Documents, provided, however, that (1) each Management Shareholder’s aggregate liability for such Losses under this Section 9.1(a)(i) shall not exceed the product of (x) the percentage of equity interest held by such Management Shareholder in the Company on a fully diluted and as converted basis immediately prior to the First Closing Date and (y) the Value of the Aggregate Consideration and (2) no Management Shareholder shall be responsible for the breach by any other Management Shareholder of the portion of the representations and warranties set forth in Section 3.2, 3.3 or 3.7 that relate solely to particular Management Shareholders. The representations and warranties of the Management Shareholders set forth in Article III of this Agreement shall survive for a period of fifteen (15) months immediately following the First Closing Date, provided, however, that (i) the representations and warranties set forth in Sections 3.2, 3.3, 3.4(a), 3A.2 and 3A.3 shall survive for three (3) years and (ii) the representations and warranties set forth in Section 3.12 (Tax Matters) shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations. Anything to the contrary notwithstanding, other than in the case of the representations and warranties set forth in Sections 3.2, 3.3, 3.4(a), 3A.2 and 3A.3, none of the Buyer Indemnified Persons shall be entitled to recover from the Management Shareholders for any Losses arising from the failure of a representation or warranty by the Management Shareholders contained herein to be true and correct unless and until the total of all such Losses indemnifiable hereunder exceeds US$1,000,000, provided that when such amount is exceeded, the Management Shareholders shall be liable for all amounts including the first US$1,000,000.

(ii)	Subject to the limits set forth in this Section 9.1, from and after the First Closing, the Non-Management Shareholders, severally and not jointly, agree to indemnify, defend and hold the Buyer Indemnified Persons harmless from and in respect of any and all Losses that they may incur arising out of or due to any breach any of the representations or warranties made by it in Article III.A or of any other representation or warranty, covenant or other agreement made by it in the Ancillary Documents to which they are a party, provided, however that each Non-Management Shareholder’s liability for such Losses under this Section 9.1(a)(ii) shall in no event exceed the product of (x) the aggregate percentage of equity interest of the Company held by such Non-Management Shareholder on a fully diluted and as converted basis immediately prior to the First Closing Date and (y) the Value of the Aggregate Consideration. The representations and warranties of the Non-Management Shareholders set forth in Article III.A of this Agreement and any other representation or warranty set forth in an Ancillary Agreement shall survive for fifteen (15) months following the First Closing Date, provided, however, that the representations and warranties set forth in Sections 3A.2 and 3A.3 shall survive for three (3) years. Anything to the contrary notwithstanding, other than in the case of the representations and warranties set forth in Sections 3A.2 and 3A.3, none of the Buyer Indemnified Persons shall be entitled to recover from any Non-Management Shareholder for any Losses under this Section 9.1(a)(ii) arising from the failure of a representation and warranty by such Non-Management Shareholder contained herein or in an Ancillary Document to be true and correct (or for breach of any covenant or agreement of such Non-Management Shareholder contained herein or in an Ancillary Document) unless and until the total of all such Losses indemnifiable hereunder exceeds US$1,000,000, provided that when such amount is exceeded, such Non-Management Shareholder shall be liable for all amounts including the first US$1,000,000.
               (b) Indemnification by the Buyer. Subject to the limits set forth in this Section 9.1, from and after the First Closing, Buyer agrees to indemnify, defend and hold the Selling Parties and their Affiliates and their respective officers, directors, stockholders, employees, agents and representatives (the “Seller Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of or due to any breach of any representation or warranty, covenant or other agreement of the Buyer contained in this Agreement and Taxes resulting from any Buyer Tax Act; provided that, with respect to all Losses indemnifiable pursuant to this paragraph (b) arising from the failure of a representation or warranty herein by the Buyer to be true and correct, the Seller Indemnified Persons shall not be entitled to recover more than the Value of the Aggregate Consideration. The representations and warranties of Buyer set forth in Article IV of this Agreement shall survive for a period of one year immediately following the First Closing Date.
               (c) Indemnification as Exclusive Remedy. The indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any party in connection with any Losses arising out of or resulting from this

Agreement and the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses. None of the parties hereto shall be liable under any provision of Section 9.1 of this Agreement for any consequential or punitive damages (other than consequential or punitive damages payable to a third party).
               (d) Indemnification Calculations. The amount of any Losses for which indemnification is provided under this Article IX shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses. If an indemnified party receives insurance proceeds in connection with Losses for which it has received indemnification hereunder, such party shall refund to the indemnifying party the amount of such insurance proceeds when received, up to the amount of indemnification received. Each indemnified party agrees to use all reasonable best efforts to seek all available insurance reimbursements in connection with matters that are the subject of indemnification hereunder. If the amount with respect to which any claim is made under this Article IX or under Section 5.4 (an “Indemnity Claim”) gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of such Tax Benefit available to the party making the claim. For purposes of this Section 9.1(d), a “Tax Benefit” to a party means an amount by which the tax liability of such party (or group of Affiliates including such party) is actually reduced as a result of Losses incurred by the indemnified party for which the indemnification payment is being made. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any Losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized after any other losses, deductions, credits or items. For purposes of this Section 9.1(d), a Tax Benefit is “currently realizable” to the extent that such Tax Benefit can be realized in the taxable period or year in which the indemnity payment is made or in any Tax Return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section. The amount of the refunded reduction or payment shall be deemed a payment under this Section and thus shall be paid subject to any applicable reductions under this Section. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
               (e) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 9.1(a) or 9.1(b), the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly. If such event involves any claim or the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party and, after notice from the Indemnifying Party to such party or parties seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party or parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. The Indemnifying Party and the party seeking indemnification agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. The party or parties seeking indemnification shall have the right to participate at their own expense in the defense of such action or asserted liability. If the Indemnifying Party assumes the defense of an action no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) unless all relief provided is paid or satisfied in full by the Indemnifying Party or (ii) by the indemnified party without the consent of the Indemnifying Party. In no event shall an Indemnifying Party be liable for any settlement effected without its written consent.
          SECTION 9.2. Limitation on Indemnification. No claim may be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in Section 9.1 irrespective of whether the subject matter of such claim shall have occurred before or after such date.
          SECTION 9.3. Contribution. Each of the Selling Shareholders (the “Contributing Shareholder”) acknowledges and agrees that, to the extent any other Selling Shareholder pays any amount as an indemnity to the Buyer Indemnified Parties under this Article X in respect of which such Contributing Shareholder is also liable hereunder, such Contributing Shareholder shall, promptly upon demand, pay to such other Selling Shareholder its pro rata portion (based on the aggregate portion of the Cash Consideration and Share Consideration received by such other Selling Shareholder) of such indemnity in cash.
          SECTION 9.4. Payment in Kind. Any indemnity payable by such Selling Shareholder may, at such Selling Shareholder’s option, be paid with FM Ordinary Shares received by such Selling Shareholder pursuant to this Agreement. For the purposes of calculating the number of FM Ordinary Shares to be paid to satisfy any such indemnity, the value of each FM Ordinary Share shall be an amount equal to one-tenth (as appropriately adjusted for any stock split, stock dividend, recapitalization or reorganization) of the closing price per ADS on the date one (1) Business Day prior to the payment of any such indemnity.
ARTICLE X
MISCELLANEOUS
          SECTION 10.1. Fees and Expenses. Except as otherwise provided in this Agreement, the Selling Shareholders and Buyer shall bear their own fees and expenses in connection with the preparation and negotiation of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including without limitation, legal and other professional fees and expenses; provided that:
(i)	all legal and other professional fees and expenses set forth in Schedule 10.1 hereto which were incurred by the Selling Shareholders relating or leading to the consummation of the transactions contemplated in this Agreement and the Ancillary Documents shall be borne by the Company and paid in full at the First Closing;

(ii)	Any auditing or accounting fees and expenses incurred in connection with the preparation by the auditors of a special acquisition report shall be borne by the Company, provided, however, that in the event this Agreement is terminated for any reason the Company and the Buyer shall share such auditing or accounting fees and expenses equally.
          SECTION 10.2. Governing Law. This Agreement shall be construed under and governed by the Laws of the State of New York.
          SECTION 10.3. Materiality. As used in this Agreement, unless the context would require otherwise, the terms “material” and the concept of the “Material” nature of an effect upon the Group Companies or the Buyer shall be measured relative to the entire business of the Group Companies, taken as a whole, and the Buyer and its subsidiaries and affiliated companies, taken as a whole. There have been, however, included in the Schedules and may be included elsewhere in this Agreement items which are not “Material” within the meaning of the immediately preceding sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by the Selling Shareholders or the Buyer, as applicable, that such items are “material” or to further define the meaning of such term for purposes of this Agreement.
          SECTION 10.4. Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Buyer, the Company and the Required Majority of the Selling Shareholders and except for the joinder of any additional Selling Shareholders between the date hereof and the First Closing Date (which additional Selling Shareholders shall be deemed to make the representations and warranties set forth in Article III.A as of the date of their joinder).
          SECTION 10.5. No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of (i) the Buyer, in the case of assignment by any of the Selling Shareholders, or (ii) the Sellers’ Representative, in the case of any assignment by the Buyer; provided that the Buyer may assign its rights to acquire and hold the Shares acquired hereunder but Buyer shall remain liable in all other respects for the performance of the payment and other obligations hereunder.
          SECTION 10.6. Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the Buyer or the Required Majority of the Selling Shareholders each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
          SECTION 10.7. Notices.
               (a) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) sent by a nationally recognized overnight courier service to the recipient at the address below indicated or (iii) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (i) or (ii) above:
          If to the Buyer:
Focus Media Holding Limited
28-30/F, Zhao Feng World Trade Building
369 Jiangsu Road
Shanghai 100032 PRC
Attn:                    , Chief Financial Officer
+86 21 3212 4661 ex. 6339 (tel)
+86 215240 0228 (fax)
          With a copy to:
Simpson Thacher & Bartlett LLP
35/F, ICBC Tower
3 Garden Road
Central, Hong Kong
Attn: Chris Lin, Esq.
+852 2514 7650 (tel)
+852 2869 7694 (fax)
          If to any of the Selling Shareholders, to the Sellers’ Representative:
IDG Technology Venture Investments, LP
c/o IDG VC Venture Investment Consultancy (Beijing) Co., Ltd.
Rm. 616, Tower A, COFCO Plaza
8 Jianguomennei Avenue
Beijing, 100005
China
Attention: Young Guo
Tel.: (8610) 65262400
Fax: (8610) 65260700

          With a copy to:
Oak Investment Partners XI, L.P.
Attn: Fredric W. Harman and Virginia Eddington
525 University Avenue, Suite 1300
Palo Alto, California 94301
(650) 614-3700 (tel)
(650 328-6345 (fax)
O’Melveny & Myers LLP
Plaza 66, 37th Floor
1266 Nanjing Xi Lu
Shanghai 200040, China
Attn: Kurt J. Berney Esq.
+86 21 2307-7000 (tel)
+ 86 21 2307-7300 (fax)
or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.
          Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile or (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that, in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.
               (b) For convenience only, the parties agree that all notices, consents, directions or other actions that may be given or taken hereunder by the Selling Shareholders may be given by the Sellers’ Representative on behalf of the Selling Shareholders pursuant to a written instruction or document duly executed by the Company and that Buyer shall treat any such instrument or document as the action of the Selling Shareholders hereunder.
          SECTION 10.8. Complete Agreement. This Agreement, the Ancillary Documents and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          SECTION 10.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
          SECTION 10.10. Publicity. The Selling Shareholders and the Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.
          SECTION 10.11. Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          SECTION 10.12. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
          SECTION 10.13. Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.
          SECTION 10.14. Dispute Resolution.
               (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to any other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party to such dispute with notice to the others.
               (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator.
               (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.
               (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.
               (e) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

               (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.
               (g) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
[remainder of page intentionally left blank]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

FOCUS MEDIA HOLDING LIMITED
By:	/s/ Nanchun Jiang
Name: Nanchun Jiang
Title: Chief Executive Officer

[Company and Selling Shareholder Signature Pages Follow]
Signature Pages of Share Purchase Agreement

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative, in each case as of the date first above written.

IDG TECHNOLOGY VENTURE INVESTMENTS, L.P.

By:	/s/ Quan Zhou
Name:	Quan Zhou
Capacity:
Address:

IDG-ACCEL CHINA GROWTH FUND-A L.P.

By:	/s/ Quan Zhou
Name:	Quan Zhou
Capacity:
Address:

IDG-ACCEL CHINA INVESTORS L.P.

By:	/s/ Quan Zhou
Name:	Quan Zhou
Capacity:
Address:

IDG-ACCEL CHINA GROWTH FUND L.P.

By:	/s/ Quan Zhou
Name:	Quan Zhou
Capacity:
Address:
Signature Pages of Share Purchase Agreement

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative, in each case as of the date first above written.

OAK INVESTMENT PARTNERS XI, L.P.

By:	/s/ Fredric W. Harman
Name:	Fredric W. Harman
Capacity:
Address:	525 University Avenue, Suite 1300
Palo Alto, CA 94301
United States of America
Phone: (1-650) 614 -3700
Fax: (1-650) 328-6345
Attention:
[Share Purchase Agreement]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative, in each case as of the date first above written.

ALLYES INFORMATION TECHNOLOGY COMPANY LIMITED

By:	/s/ Hailong Zhu
Name:	Hailong ZHU
Capacity:	Chief Executive Officer
Address:	21/F, No. 1018 Changning Road
Changning District, Shanghai 200040
People’s Republic of China

AURA INVESTMENT HOLDINGS LIMITED

By:	/s/ Xiangdong Xiong
Name:	Xiangdong Xiong
Capacity:	Authorized Representative
Address:

CAPTAINS ENTERPRISES LIMITED

By:	/s/ Martin Maolin Chen
Name:	Taihong CHEN (Martin Maolin Chen)
Capacity:	Authorized Representative
Address:

KINGHILL INTERNATIONAL HOLDING CO, LTD.

By:	/s/ Jiangang Wang
Name:	Jiangang WANG
Capacity:	Authorized Representative
Address:

LATITUDE HOLDINGS GROUP LIMITED

By:	/s/ Wei Chen
Name:	Wei CHEN
Capacity:	Authorized Representative
Address:
[Share Purchase Agreement]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative, in each case as of the date first above written.

LINKVALUE LTD.

By:	/s/ Jie Li, Rongzheng Xu
Name:	Jie Li
Capacity:	Authorized Representative
Address:

PREMACY CO. LTD.

By:	/s/ Ting Jia
Name:	Ting Jia
Capacity:	Authorized Representative
Address:

SEA DRAGON HOLDING COMPANY LTD.

By:	/s/ Hailong Zhu
Name:	Hailong ZHU
Capacity:	Authorized Representative
Address:

SHARVEST CAPITAL LIMITED

By:	/s/ Yang Chen
Name:	Chen YANG
Capacity:	Authorized Representative
Address:

SMART MASTER INTERNATIONAL LIMITED

By:	/s/ Nanpeng Shen
Name:	Nanpeng SHEN
Capacity:	Authorized Representative
Address:
[Share Purchase Agreement]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative, in each case as of the date first above written.

TECHWARE HOLDING COMPANY LTD.

By:	Jiangang Wang
Name:
Capacity:	Authorized Representative
Address:

TRANS CHINA LTD.

By:	/s/ Taihong Chen
Name:	Taihong CHEN
Capacity:	Authorized Representative

SAM ZHONGSHAN QIAN

/s/ Sam Zhongshan Qian
Passport Number:
Address:

(LI JUNZHI)

/s/ Junzhi Li
ID Number:
Address:

(HAN YULING)

/s/ Yuling Han
ID Number:
Address:

(ZHANG JUAN)

/s/ Juan Zhang
ID Number:
Address:
[Share Purchase Agreement]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative, in each case as of the date first above written.

(BAI YUNHAI)

/s/ Yunhai Bai
ID Number:
Address:

(LI WEI)

/s/ Wei Li
ID Number:
Address:

(ZHAI JUNNI)

/s/ Junni Zhai
ID Number:
Address:

(LI LU)

/s/ Lu Li
ID Number:
Address:

(ZHOU DAI)

/s/ Dai Zhou
ID Number:
Address:
[Share Purchase Agreement]

Schedule 1.1
Selling Shareholders

		Number of
Selling Shareholders	Type of Shares	Shares
IDG Technology Venture Investments, LP	Common Shares converted from Series A Preferred Shares	40,000,000
IDG Technology Venture Investments, LP	Common Shares converted from Series A-1 Preferred Shares	44,925,500
IDG-ACCEL CHINA GROWTH FUND-A L.P.	Series B Preferred Shares	805,909
IDG-ACCEL CHINA GROWTH FUND L.P.	Series B Preferred Shares	3,875,632
IDG-ACCEL CHINA INVESTORS L.P.	Series B Preferred Shares	364,855
Oak Investment Partners XI, L.P.	Series B Preferred Shares	55,510,362
Techware Holding Company Ltd	Common Shares	9,000,000
KingHill International Holding Co, Limited	Common Shares	7,663,900
LinkValue Ltd.	Common Shares	15,500,000
Sharvest Capital Limited	Common Shares	6,750,000
Transchina	Common Shares	2,266,641
CAPTAINS ENTERPRISES LIMITED	Common Shares	1,500,000
AURA INVESTMENT HOLDINGS LIMITED	Common Shares	7,897,765
SMART MASTER INTERNATIONAL LIMITED	Common Shares	973,000
Sea Dragon Holding Company Ltd	Common Shares	4,776,146
Premacy Co. Limited	Common Shares	6,031,000
Latitude Holdings Group Limited	Common Shares	2,383,600
Sam Zhongshan Qian	Common Shares	2,725,055
Li Junzhi	Common Shares	45,567
Han Yuling	Common Shares	45,567
zhang Jun	Common Shares	33,333
Bai Yunhai	Common Shares	25,000
Li Wei	Common Shares	1,200,000
Zhai Junni	Common Shares	40,000

		Number of
Selling Shareholders	Type of Shares	Shares
Li Lu	Common Shares	32,650
Zhou Dai	Common Shares	1,561,467
Total		215,932,949
[Share Purchase Agreement]

Schedule 2.2: Allocation Schedule Preparation Conventions
[Share Purchase Agreement]

EXHIBIT A
Form of Lock-up Agreement

EXHIBIT B
Form of Key Company Employee Employment Agreements

EXHIBIT C
Form of General Employment Agreements

EXHIBIT D
Form of Registration Rights Agreement

EXHIBIT E
Form of Buyer Cayman Islands Counsel Opinion

EXHIBIT F
Form of Seller PRC Counsel Opinion

EXHIBIT G
Form of Seller Cayman Islands Counsel Opinion